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                             ORMAT GEOTHERMAL PLANTS

                          INDEPENDENT TECHNICAL REVIEW

                                  J.O. 1002111

                                FEBRUARY 8, 2004

                                 Copyright 2003
                  Stone & Webster Management Consultants, Inc.
                                Denver, Colorado

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                                TABLE OF CONTENTS
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                                   ATTACHMENTS
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                        ATTACHMENT I - DOCUMENTS REVIEWED

                      ATTACHMENT II - FINANCIAL PROJECTIONS

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                                  LEGAL NOTICE

      This document was prepared by Stone & Webster Management Consultants, Inc.
      (Stone & Webster) solely for the benefit of Lehman Brothers or another
      Lehman Brothers entity and its assignees and transferees. Neither Stone &
      Webster, nor its parent corporation, or its or their affiliates, nor
      Lehman Brothers, nor any person acting in their behalf (a) makes any warranty, expressed or implied, with respect to the use of any information or methods disclosed in this document, or (b) assumes any liability with respect to the use of any information or methods disclosed in this document.

      Any recipient of this document, by their acceptance or use of this document, releases Stone & Webster, its parent corporation, and its and their affiliates, and Lehman Brothers and its assignees and transferees from any liability for direct, indirect, consequential or special loss or damage whether arising in contract, warranty, express or implied, tort or otherwise, and irrespective of fault, negligence, and strict liability.

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                                   SECTION 1.0
                                EXECUTIVE SUMMARY

1.1   INTRODUCTION

Ormat Funding Corp. (Ormat) is planning to finance, through a 144A bond offering, the geothermal plants (Projects) located in Nevada and California described in this report, some of which will be acquired with the proceeds of the 144A bond offering. This report has been prepared at the request of Lehman
Brothers, book-running lead manager for the 144A bond offering. The California
Projects included in this financing are Mammoth-Pacific L.P. (Mammoth), which includes the geothermal plants Mammoth I/II (G1 and G2) and Pacific Lighting
Energy Services I (G3), and Ormesa, LLC (Ormesa), which includes the geothermal plants OG I, OG IE, OG IH (collectively OG I Units), OG II, GEM 2 and GEM 3. The
Nevada geothermal plants included in this financing are Brady Power Partners'
(BPP) Brady and Desert Peak 1, Steamboat Geothermal LLC's Steamboat 1/1A, and
Steamboat Development Corp.'s Steamboat 2 and 3. The proceeds of the 144A bond financing will also be used for the construction of the Galena plant, which is an expansion of the Steamboat Project.

The major Project participants in this transaction are Ormat Funding Corp.,
Southern California Edison (SCE), Sierra Pacific Power Company (SPPC), and the
Imperial Irrigation District (IID).

Ormat Funding Corp. was formed to develop, construct, and acquire, through certain direct and indirect subsidiaries, and geothermal power projects located in the United States. Ormat Funding Corp. is wholly owned by Ormat Nevada, Inc., a Delaware corporation whose ultimate parent company is Ormat Industries Ltd.
(ORMAT). ORMAT employs over 600 people, and is, or has been, involved in various aspects of over 700 MW of geothermal power plants.

SCE is wholly-owned by Edison International, but is separate from the other
Edison International companies, which are not regulated by the California Public
Utilities Commission. SCE serves over 4.2 million customers over a 50,000 square mile area in southern California. SCE is the power off-taker of the energy and capacity from the Mammoth and Ormesa Projects.

SPPC, together with Nevada Power Company, is part of Sierra Pacific Resources, an investor-owned holding company. SPPC serves customers in northern Nevada and northeastern California. Sierra Pacific Resources provides electricity to
960,000 customers and natural gas to over 110,000 customers in the Reno-Sparks area. SPPC is the power off-taker of the energy and capacity from BPP's,
Steamboat Geothermal LLC's, and Steamboat Development Corp.'s Projects.

IID, a community-owned utility, provides irrigation water and electric power to the lower southeastern portion of California's desert. IID provides electricity to over 100,000 customers in Imperial County and parts of Riverside and San
Diego counties. IID also wheels Ormesa's electricity to SCE.

Stone & Webster Management Consultants, Inc. (Stone & Webster) performed an analysis, technical review, and engineering assessment of the Projects in accordance with the Agreement dated December 2, 2003, between Stone & Webster and Ormat Nevada, Inc. in connection with the financing of Ormat's ownership interests in the Projects and for inclusion in the offering memorandum, or any registration statement related to such financing. The assessment consisted of a review of the plants and Project documentation, site visits, discussions with
Project affiliates and other parties, and review of the Financial Projections dated February 7, 2004.

This report provides a summary of our review and observations of the condition of the plants, operating and maintenance practices, historical plant performance, permits and licenses, existing agreements and contracts, and financial projections. Site visits were conducted by Stone & Webster on November
3 and December 8-10, 2003

Stone & Webster has reviewed the Geothermal Consultant's (GeothermEx) report. In all instances where we have cited resource characteristics and performance parameters, we have relied upon the GeothermEx report and have not independently verified the geothermal fluid properties or reserve bases. The physical distinction between GeothermEx's scope of work and Stone & Webster's scope of work as the Independent Engineer can be thought of as follows. GeothermEx's scope of work addressed the geothermal fluid production and re-injection of geothermal

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                                                               EXECUTIVE SUMMARY
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fluid back into the ground. The Independent Engineer's scope of work addresses utilization of the geothermal fluids from the well heads to the power plant, as well as all power generation equipment.

Plant generating capacity can be expressed in many ways including gross capacity, net capacity, nameplate capacity, demonstrated operating PPA capacity, as well as other terms. These capacity ratings are affected by a number of different variables, such as auxiliary levels, ambient air temperatures, equipment condition, and contractual requirements. In order to provide consistency, we have expressed the Projects' generation capacity in terms of gross MW output using values provided by Ormat.

MAMMOTH

The combined generation capacity of G1, G2, and G3 is 35 MW gross. Ormat owns 50 percent of the Mammoth Project. The Commercial Operation Date (COD), gross generation capacity, and number of binary units for each plant are provided in the table below.

                   PLANT    COD     GROSS CAPACITY    BINARY UNITS
                   -----    ----    --------------    ------------
                    G1      1985         9 MW               2
                    G2      1990        13 MW               3
                    G3      1990        13 MW               3

Mammoth entered into an Amended and Restated Power Purchase Agreement (G1 PPA)
with SCE in December 1986. The G1 PPA was amended in May 1990. G1 can sell energy and capacity for a term of 30 years, which ends in 2015.

Mammoth entered into a Long Term Power Purchase Agreement (G2 PPA) with SCE in
April 1985 for the purchase and sale of the capacity and net electrical output of G2. The G2 PPA was amended in October 1989 and December 1989. G2 can sell energy and capacity for a term of 30 years, which ends in 2020.

Mammoth (as successor to Santa Fe Geothermal, Inc.) entered into a Long Term
Power Purchase Agreement (G3 PPA) with SCE in April 1985 for the purchase and sale of the capacity and net electrical output of G3. The G3 PPA was amended in
October 1985, and December 1989. G3 can sell energy and capacity for a term of
30 years, which ends in 2020.

In November 2001, SCE and Mammoth entered into three separate Agreements
Addressing Renewable Energy Pricing and Payment Issues, which redefined the energy payment schedule for each of the three facilities for the period May 2002 through April 2007.

Interconnection provisions for G1 were included as part of the G1 PPA and specify that SCE is responsible for designing, providing, installing, operating, and maintaining the electrical interconnects from G1 to SCE's grid.

Separate Interconnection Facilities Agreements between Mammoth and SCE relating to G2 and G3 were executed on April 15, 1985 as part of the PPAs. The agreements provide the terms and conditions for designing, providing, installing, operating, and maintaining the electrical interconnections from G2 and G3 to
SCE's grid.

Mammoth entered into a Plant operating Service Agreement (Mammoth O&M Agreement)
with Ormat Nevada Inc. (as successor to Pacific Power Plant operations) on
January 1, 1995 for the operation and maintenance of the Mammoth plants. The agreement remains in effect until December 31, 2006 and this is subject to automatic three-year extensions.

A program that will increase the combined G1 and G2 output by approximately 3.6
MW has been initiated. The project is the Mammoth Project Enhancement and entails constructing a 3,600-gpm pipeline to the plants from two new production wells on a previously un-utilized federal geothermal lease. Permits for the wells have been obtained and pipeline approval is expected by early 2004. The first production well is scheduled to be operational in 2005. The increase in generation (starting in 2006) has been accounted for in the Financial
Projections. The capital for this project is not part of this Bond offering.
Ormat, as 50 percent owner of Mammoth, is providing 50 percent of the capital to complete this project.

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ORMESA

The Ormesa GEM 2 and GEM 3 plants, which began operation in 1989, use dual-flash geothermal technology and each plant has a capacity of 17 MW gross for a combined capability of 34 MW gross. The OG I, OG II, OG IE, and OG IH plants all use binary geothermal technology. The COD gross generation capacity and number of binary units for each plant is provided in the table below.

                   PLANT    COD     GROSS CAPACITY    BINARY UNITS
                   -----    ----    --------------    ------------
                   OG I     1987        21 MW             2+2*
                   OG IE    1988        10 MW              12
                   OG IH    1989        10 MW              12
                   OG II    1988        19 MW              20

      * OG I originally consisted of 26 binary units. In 2003, 24 of the binary units were replaced with two integrated two-level units (ITLU) and two of the original binary units were converted for use with low-temperature reject fluid from the GEM plants in a bottoming cycle, each generating approximately 1 MW.

Ormesa delivers and sells its output under two 30-year PPAs with SCE, which were executed in 1984 and expire in 2016 and 2018, respectively. Under the OG I and
OG II PPAs, the OG I Units (OG I, OG IE and OG IH) are contracted to deliver a contract capacity of 31.5 MW and OG II is contracted to deliver a contract capacity of 15 MW. The two PPAs provide for monthly capacity and energy payments. GEM 2 and GEM 3 support the auxiliary loads of all the other plants and do not export power for sale.

Due to events that occurred during the energy crisis in California, SCE did not pay for energy delivered under the OG I and OG II PPAs during the period from
November 1, 2000 through March 26, 2001. Payments due totaled $14.1 million and
$7.1 million respectively. On June 19, 2001 (amended November 21, 2001), SCE and
Ormesa entered into an Agreement Addressing Renewable Energy Pricing and Payment
Issues in order to: 1) establish a five-year fixed rate for energy (alternative
Short Run Avoided Cost or SRAC), 2) establish an agreed upon energy loss adjustment factor of 1.0, and 3) establish a payment schedule for the unpaid energy delivered.

Ormesa entered into Plant Connection Agreements for GEM 2 and GEM 3 in March
1989 and Plant Connection Agreements for OG I in October 1985 and for OG IE and
OG IH in October 1989. The interconnection for OG II is addressed in the PPA and a Plant Connection Agreement dated May 26, 1987. IID has agreed to wheel the
Project's net output to SCE and to sell electricity required to operate the plants' internal loads under a IID-Edison Transmission Service Agreement dated
September 26, 1985.

Ormesa entered into an Energy Services Agreement (ESA) with IID on February 11,
2003, which sets forth the terms and conditions for Ormesa's purchase of standby services from IID and the responsibilities and cost allocations associated with the distribution facilities and metering within the Ormesa site. The effective date of the ESA is January 1, 2003 and the initial term is for 15 years, which can be extended by mutual agreement of the parties.

Ormesa entered into an Operation and Maintenance Agreement (Ormesa O&M
Agreement) with Ormat Nevada Inc. on April 15, 2002 for operation and maintenance of the Ormesa Project, including power plants and wells. The
Agreement remains in effect until expiration or termination of both Ormesa PPAs.

Water is supplied to the Ormesa plants pursuant to an Amended and Restated Water
Supply Agreement with IID, which requires IID to deliver to Ormesa up to 10,000 acre-feet per year of water. The agreement terminates upon expiration or termination of the PPAs. The volume of water has been sufficient to meet the historical water requirements of the Ormesa Project.

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BRADY AND DESERT PEAK

The Brady and Desert Peak plants use dual-flash geothermal technology. The COD, gross generation capacity, and number of dual-flash units for each plant are provided in the table below.

                 PLANT       COD    GROSS CAPACITY    BINARY UNITS
               -----------   ----   --------------    ------------
               Brady         1992      24.0 MW             3*
               Desert Peak   1985        8 MW              1

      * A new binary system OEC was added to Brady in 2002 to increase plant efficiency.

BPP (as successor to Nevada Geothermal Power Partners) entered into a PPA with
SPPC in October 1990. The Brady PPA was amended in July 1991 and June 2002. BPP can sell up to 19.9 MW of monthly capacity for a term of 30 years, which ends in
2022. The PPA provides for monthly energy and capacity payments. The electrical interconnection technical requirements, responsibilities and costs were established in the June 2002 Amendment.

On May 1, 2002, ConAgra Foods Inc. (ConAgra) entered into a Settlement Agreement with BPP, ORNI 1, LLC, ORNI 2, LLC, Ormat Nevada, and Ormat Technologies, Inc.
to provide geothermal fluid to ConAgra's Gilroy food processing plant located adjacent to the Project between May 10 and December 10 of each calendar year.
The term of the Settlement Agreement expires on December 31, 2019. ConAgra agrees to pay BPP on a monthly basis, an hourly fee of $30 for each hour that geothermal fluid is supplied with an annual cap of $154,080.

BPP entered into a Fluid Supply Agreement with Western States Geothermal Company on December 15, 2003. The agreement obligates Western States Geothermal Company to provide a sufficient supply of geothermal fluid to allow the Desert Peak 1 plant to produce 7 MW of capacity. The agreement is effective as of January 1,
2004 and remains in effect until the expiration or termination of the Brady PPA.
BPP is to pay Western States Geothermal Company 1.0 percent of the net revenues of Desert Peak 1 derived directly from the sale of electricity under the Brady
PPA and reimbursement of all rents and royalties.

BPP entered into an Operation and Maintenance Agreement (Brady O&M Agreement)
with Ormat Nevada, Inc. on January 1, 2002 for operation and maintenance of the
BPP Project including power plants and wells. The agreement remains in effect until expiration or termination of the Brady PPA.

STEAMBOAT

The Steamboat plants all use binary geothermal technology. The COD, gross generation capacity and number of binary units for each plant are provided in the table below.

                PLANT       COD     GROSS CAPACITY    BINARY UNITS
             ------------   ----    --------------    ------------
             Steamboat 1    1986         7 MW              7
             Steamboat 1A   1988         3 MW              2
             Steamboat 2    1992         16 MW             2
             Steamboat 3    1992         16 MW             2

On November 18, 1983, Steamboat (as successor to Geothermal Development
Associates) entered into an Agreement For The Purchase And Sale Of Electricity
(Steamboat 1 PPA) with SPPC. The Steamboat 1 PPA was amended on March 6, 1987.
The term of the Steamboat 1 PPA continues through December 5, 2006 and thereafter continues year to year unless either party elects to terminate.
Energy and capacity rates are based on the SRAC rates in effect for each billing period.

On October 29, 1988, Steamboat (as successor to Far West Capital, Inc.) entered into a Long Term Agreement For The Purchase And Sale Of Electricity (Steamboat
1A PPA) with SPPC. The term of the Steamboat 1A PPA is 30 years from the COD of
December 1988. Commencing on the tenth anniversary of the plant's COD and continuing for the balance of the term, payments are based on the Short Term
Rates Cogeneration and Small Power Production Schedule.

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The electrical interconnections for Steamboat 1/1A are addressed in the PPAs and a Special Facilities Agreement with SPPC.

Ormat has indicated that upon completion of the Galena unit, a new PPA will be negotiated to replace the existing Steamboat 1 and 1A PPAs. The proposed energy rate is $.052/kWh, escalated at 1.0 percent per annum.

On January 24, 1991 and January 18, 1991 Steamboat (as successor to Far West
Capital, Inc.) entered into respective Long Term Agreements For The Purchase And
Sale Of Electricity (Steamboat 2 and Steamboat 3 PPAs) with SPPC. The Steamboat
2 PPA was amended on October 29, 1991 and on October 29, 2002.

The term of the Steamboat 2 and Steamboat 3 PPAs is 30 years from COD of
December 1992. Contract capacity ranges from 9,140 to 13,460 kW monthly with an annual monthly average of 12,000 kW. Steamboat 2 and Steamboat 3 each have the right to be economically dispatched for up to 11.14 million kWh per year with
SPPC having the right of first refusal to purchase this power. Capacity payments specified in the Steamboat 2 and 3 PPAs are $19.04/kW month for years 1-14 and
$14.00/kW month thereafter.

Electrical interconnection requirements for Steamboat 2/3 are included in the
PPAs. A Special Facilities Agreement with SPPC provides for SPPC to design, construct, operate and maintain the interconnection facilities for Steamboat
2/3.

ORNI 7, LLC and Steamboat Geothermal LLC entered into an Amended and Restated
Operation and Maintenance Agreement (Steamboat O&M Agreement) with Ormat Nevada
Inc. on December 8, 2003 for operation and maintenance of the Steamboat Project power plants and wells, including Galena. Steamboat Development is to become a party to the agreement as of the closing of the offering. The agreement remains in effect until expiration or termination of the Steamboat PPAs. Upon completion of the acquisition of Steamboat 2/3, Steamboat 1, 1A, 2 and 3 are to all be
operated and maintained under the same O&M agreement. Upon completion of the
Galena plant, its operations and maintenance are also to be governed by the same
O&M agreement with Ormat Nevada, Inc.

ORNI 7 currently has plans to expand the capacity of the Steamboat Project through the construction of the Galena plant. The Galena plant is to be constructed pursuant to an EPC Contract between ORNI 7 and Ormat Nevada, Inc., which is under negotiation. The proposed EPC contract guarantees a 22.7 MW net plant output. The plant design consists of two ITLUs. All the brine flow to the
Steamboat 1/1A plants and one-third of the brine flow to the Steamboat 2/3 plants will be diverted to the Galena plant. No changes will be made to the existing production and injection wells. Additional brine flow to the Galena plant will be supplied from a rejuvenated production well. The cost of the
Galena plant is estimated to be $25.8 million and has been accounted for in the
Financial Projections. The completion schedule is approximately 15.5 months, with an anticipated notice-to-proceed date of February 15, 2004 and a guaranteed completion date of May 30, 2005. The Financial Projections do not account for revenues from the Galena plant until January 2006.

Ormat Nevada's obligations under the EPC Contract will be unconditionally guaranteed by Ormat Technologies, Inc., an upstream indirect parent of Ormat
Nevada, Inc.

1.2   CONCLUSIONS

The conclusions and observations provided herein are based on Stone & Webster's review of the documentation listed in Attachment 1 of this report, discussions with Project participants, and site visits. The conclusions and observations below apply to all plants identified above unless otherwise noted, and are subject to assumptions and qualifications set forth in this report.

Financial Projections of future revenues involve, by necessity, making assumptions regarding business and economic conditions and other events not within the control of the Project participants or Stone & Webster and are inherently subject to contingencies. Accordingly, actual results may differ, perhaps materially, from those projected.

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Stone & Webster's conclusions concerning the Projects are summarized as follows:

o     Equipment used at the Projects is utility grade and typical of equipment operating in other geothermal power generation facilities. Based on Stone
      & Webster's site visits on November 3 and December 8-10, 2003, equipment at all Projects is in good working condition and is well maintained.

o     All the Projects have experienced above-average availability and excellent operating performance, reflecting good equipment reliability and maintenance practices. All of the Projects are base load facilities and maintenance is performed throughout the year. Maintenance is scheduled to accommodate on-peak capacity requirements in accordance with the power purchase agreements. Based on our review of the past five years of operations, the Projects have been operated and maintained in a safe and reliable manner.

o     The electrical system within each Project and the transmission interconnections are capable of supporting the generation and delivery of the Projects' output. The electrical interconnection agreements are in place for each Project and allow for the delivery of each Project's full load capacity. System curtailments have not had any significant impact on the Projects' performance.

o     The quality of the geothermal fluids for all of the Projects is better than that used for many geothermal power generation facilities. Due to the high quality of the geothermal fluid at Mammoth, it is not categorized as brine. The high quality of the geothermal fluids at the sites has a positive effect in reducing equipment deterioration and maintenance requirements.

o     Stone & Webster has reviewed the material permits and the compliance thereto. All material federal, state and local permits are in place and renewals have been identified. The Projects have maintained the permits and should be able to continue operation in compliance with the permits.

o     There are no outstanding compliance issues with any of the Projects'
      permits required for plant and well field operation; therefore, it is expected that all permits will be renewed prior to expiration. No permit issues were identified that would impact future Projects' operations.

o     Stone & Webster has reviewed all major contracts and agreements. Summaries are included in the text of this report. From a technical standpoint, all
      Projects should be able to continue to meet their contractual obligations.

o     The Financial Projections contain appropriate technical assumptions regarding the capacity and energy production of each Project on the basis of historic information and Ormat's planned capital improvements at
      Mammoth, and expansion of the Steamboat Project through addition of the
      Galena plant.

o     The assumptions in the Financial Projections concerning the geothermal resources are consistent with the resource supply evaluation prepared by
      GeothermEx.

o     The O&M expense budgets are appropriate and conservative compared with historic information and contractual obligations.

o     Major maintenance costs are included in the operating costs and capital expenditure budgets and appear reasonable.

o     The revenues in the Financial Projections are consistent with the compensation and penalty structure set forth in the power purchase agreements.

o     Ormat has developed an operating plan and capital expenditure program for each Project. Ormat's operating plan and expenditures are reflected in the pro-forma and Financial Projections reviewed by Stone & Webster. Stone &
      Webster is of the opinion that Ormat's operating plan and capital expenditures provide a good basis for safe and reliable operation in compliance with all relevant environmental and other permits and approvals required, the power purchase agreements, and support the projected revenues and cash flow included in the Financial Projections. Based on our review of Ormat's operating plan and the technical assumptions in the
      Financial Projections, the projected revenues and cash flows included in the Financial Projections are reasonable.

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o     The Mammoth Project Enhancement at the Mammoth site and the Galena plant addition at the Steamboat Project are the two most significant capital projects. Both projects are intended to increase generation capability at the respective sites. Stone & Webster believes that these projects will meet their projected production levels. The capital required for the
      Mammoth Project Enhancement is not part of this offering. Ormat, as 50 percent owner of Mammoth, is funding 50 percent of the capital for this project. However, proceeds from this offering will be used, in part, to capitalize the Galena plant.

o     Given the proposed plant design and the availability of geothermal fluids with properties consistent with the design basis of the plant (as confirmed by the GeothermEx report), Stone & Webster believes the Galena plant will be able to 1) satisfy the performance guarantees, 2) achieve the assumptions of capacity and production in the base case Financial
      Projections and 3) fulfill its performance obligations under the Galena
      PPA that is currently under negotiation.

o     In geothermal projects, generally there are three primary elements that can negatively affect energy production: 1) declining geothermal fluid flow, 2) accelerated resource cooling and 3) increased equipment failures.
      It was agreed by GeothermEx, Ormat and Stone & Webster that, on the basis of historic operating data, a declining rate of geothermal fluid flow was less of a concern for these four Projects than declining resource temperatures. Equipment failures will affect the projects in two ways: 1)
      increased O&M costs and 2) decreased equipment availability. Stone &
      Webster performed three sensitivity analyses to determine the impact of declining resource temperatures, unexpected increases in O&M costs and reduced equipment availability on the Financial Projections and the debt service coverage ratios (DSCRs). Additionally, the effect of decreased
      SRAC energy rates was investigated. Results of the sensitivity analyses are set forth below.

                              SENSITIVITY ANALYSIS

      PARAMETER SENSITIVITY             MINIMUM DSCR       AVERAGE DSCR
----------------------------------      ------------       ------------
Base Case                                   1.58              1.58
----------------------------------      ------------       ------------
Accelerated Cooling                         1.26              1.47
----------------------------------      ------------       ------------
5% Increase in O&M Costs                    1.50              1.51
----------------------------------      ------------       ------------
2% Decrease in Availability                 1.54              1.55
----------------------------------      ------------       ------------
15% Decrease in SRAC Energy Rates           1.34              1.43
----------------------------------      ------------       ------------
Accelerated Cooling/Increased O&M           1.20              1.40
----------------------------------      ------------       ------------
Decreased SRAC Rates/Increased O&M          1.27              1.36
----------------------------------      ------------       ------------

      Note: The above sensitivity analysis assumes a total source of funds of
      $190 million amortized until 2020 at a bond coupon rate of 8.25%.

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                                   SECTION 2.0
                             FACILITIES DESCRIPTION

Two types of geothermal power cycles, binary, and double (or dual) flash, are used at the Projects.

The binary cycle uses two closed-loop systems. Isobutane or isopentane is used in the power cycle due to its ability to vaporize at a relatively low temperature. The hydrocarbon fluid is circulated through heat exchangers, where it vaporizes, then passes through the turbine and exits to the condenser, where it is cooled to a liquid and collected in a storage vessel for pumping back to the heat exchangers. Except for occasional minor leaks in the system, the hydrocarbon fluid is contained and not released. The geothermal brine fluid is pumped from the production wells, through the heat exchangers where heat is transferred to heat the hydrocarbon fluid, and then it is pumped back into the ground through injection wells. The geothermal brine is in a liquid phase with dissolved noncondensable gases. Neither the geothermal fluid nor the noncondensable gases are released to the atmosphere.

In the dual-flash cycle, the geothermal brine fluid is first directed to an auxiliary flash tank where steam is separated and flows to high-pressure flash tanks. High-pressure steam leaving the high-pressure flash tanks passes through demisters and then flows to the high-pressure turbine inlets. The geothermal fluid underflow leaving the auxiliary flash tank and the high-pressure flash tanks is directed to low-pressure flash tanks. The low-pressure steam leaving the low-pressure flash tanks passes through demisters and then flows to the low-pressure turbine inlets. The geothermal fluid underflow leaving the low-pressure flash tanks is directed to surge tanks. Booster pumps are used to pump the geothermal fluid back to the injection wells.

2.1   MAMMOTH

Mammoth consists of three geothermal plants located in Mono County, California, approximately three miles from the town of Mammoth Lakes. The site is within the
East Valley Unit of the Long Valley Known Reserve Geothermal Resource Area
(KGRA) in an area generally known as the Casa Diablo Hot Springs.

The plants are designated Mammoth Pacific I (G1), Mammoth Pacific II (G2), and
Pacific Lighting Energy Services (G3). G1 has a gross output rating of 9 MW and
G2 and G3 are rated at 13 MW each for a total gross capacity of 35 MW. G1 began operation in 1985 and G1 and G2 began operation in 1990. All three plants utilize isobutane binary power cycles to convert geothermal energy to electrical energy. The plants operate under three separate power sales agreements and the geothermal fluid is supplied pursuant to a resource lease held by Mammoth.

DESIGN DISCUSSION AND CONDITION

Plant Configuration

G1 has two identical power generating systems (trains) and the other two plants are each configured with three identical power-generating trains. Each train includes: (a) shell and tube heat exchangers in which geothermal fluid vaporizes isobutane, (b) a turbo-expander and associated auxiliaries, where energy in the isobutane is converted to mechanical energy, (c) a gear box, (d) an electric generator and associated auxiliaries, (e) air-cooled condensers, where isobutane is condensed, and (f) the isobutane circulation system.

Air-cooled condensers cool the isobutane to a liquid by the flow of ambient air over finned condenser tubes. Unlike water-cooled condensers, air-cooled condensers do not require water for operation and do not discharge water vapor to the atmosphere. Performance of a plant using an air-cooled condenser is more sensitive to ambient temperature than a plant with a water-cooled condenser.
Because ambient conditions vary significantly throughout the year, plant output also varies significantly with ambient temperature. Due to the capacity and energy payment structure set forth in the PPAs, there are no financial penalties associated with the variation of plant output on an annual basis.

The geothermal fluid supply system includes well pumps, motors, piping to the plants and associated fittings and thermal insulation. The pump impellers are located at the bottom of the wells and are driven with a shaft by a motor located above ground. Line shaft bearing failures are the most common failures in the well pumping system. Presently, the average life of the line shaft is four years.

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The plants are currently supplied by twelve wells of which eight are generally operated simultaneously. The chemistry of the geothermal fluid is relatively benign compared to many other geothermal resources. An assessment of the geothermal resource, future production, and condition of the wells is addressed in the GeothermEx report.

The geothermal fluid injection systems pump the cooled fluid back into the ground through the injection wells. There are a total of eight injection wells, with the five deeper wells in service and the three shallow injection wells utilized on a limited basis.

The plants have a combined total of eight radial-inflow turbo-expanders. These single stage machines were manufactured by Rotoflow, which has been wholly-owned by GE Power Systems since 2000. The isobutane working fluid is very clean and benign, so the turbo-expanders experience minimal wear and infrequent problems.
Spare parts kept at the Project include two turbine cold sections, three forged wheels, three cast wheels, one generator and one reduction gear.

Electrical Interconnection

Mammoth is a base load plant located in a remote area of the SCE power grid, with few other generating plants in the area. Consequently, Mammoth provides system support to SCE and as a result, pays no line losses under its power sales agreements.

The Mammoth plants do not have black-start capability and therefore require supplemental power to start up. When a plant is off line, electrical power is backfed from SCE through the main electrical interconnection. Revenue metering is provided for each of the three plants in the corresponding interconnection switchyard. The output of the plants is then connected to a network of 33 kV overhead distribution lines connecting the site to SCE's Casa Diablo Substation.
The one half mile, 33 kV line between Mammoth and the substation is owned, operated, and maintained by SCE.

Electrical Generation and Distribution Systems

Electrical energy is generated at Mammoth by eight 5,000 kW, 4.16 kV electrical generators manufactured by Electric Machinery Company. G1 has two generator step-up (GSU) transformers, with one designated for each respective generator.
G2 and G3 each have a single GSU transformer shared by the three generators.
Each plant includes an electrical equipment building to house the 4.16 kV switchgear, secondary unit substations, load centers, motor control centers
(MCCs), and battery and DC systems.

The Mammoth plants' electrical generation and distribution systems and equipment are industrial-grade equipment manufactured to appropriate NEMA, IEEE and ANSI
Standards. This type of equipment is inherently rugged and is capable of supporting operation for the duration of the PPAs.

The plant electrical systems should have adequate capacity to accommodate the near-term changes to Mammoth proposed by Ormat.

Instrument and Control Systems

Mammoth is controlled from a central control room via an ABB distributed control system (DCS). Mammoth has recently completed a DCS upgrade. The upgrade includes integration of DCS controls for most major plant components and systems. Design features of the DCS upgrade include relocation of control and monitoring functions for major mechanical systems and equipment to the DCS, manual local controls for equipment, hard-wired emergency shutdown controls, and a
CRT/Keyboard operator interface. The DCS and supporting control and instrument systems are utility grade equipment manufactured to appropriate standards. This type of instrument and control equipment, when operated and maintained in accordance with the manufacturer's instructions and recommendations should be capable of supporting plant operation for the duration of the PPAs. Given the relatively new age of the control system, spare parts should be readily available. Plant instrument and control systems should have adequate capacity to accommodate the near-term changes to Mammoth proposed by Ormat.

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Balance of Plant

Waste disposal is required for lubricating oils and for scale removed from the isobutene heat exchangers. These materials represent small quantities annually and are disposed off-site.

The geothermal fluid is not excessively aggressive; therefore, corrosion and material selection are not major considerations, as they are with many other geothermal installations. For the most part, carbon steel, ductile iron and some stainless steel are used in the geothermal fluid flow path.

The plants are equipped with adequate fire protection systems, including a
250,000-gallon fire water storage tank.

Since the plants use air-cooled condensers, very small amounts of water are used during operation. In addition to the firewater storage tank, Mammoth has an
80,000-gallon service water storage tank. Water for both tanks is supplied from either the City of Mammoth Springs or geothermal fluid is used. Bottled water is used for on-site potable water.

2.2   ORMESA

The Ormesa Project consists of a group of five geothermal power plants located on a common site in Imperial County, California. GEM 2 and GEM 3 each have a gross capacity of 17 MW and began operation in 1989. OG I is rated at 21 MW gross and began operation in 1987 followed by OG IE, rated at 10 MW gross, with operation beginning in 1988. OG II, rated at 19 MW gross, began operation in
1988, and OG IH, rated at 10 MW gross, started operating in 1989. The GEM 2 and
GEM 3 units utilize a dual-flash steam power cycle and the OG I Units and OG II utilize binary power cycles.

The plants operate under two separate power sales agreements established with
SCE. Power is transmitted from Ormesa to SCE, pursuant to an agreement with IID.
Cooling water is also purchased from IID.

DESIGN DISCUSSION AND CONDITION

GEM 2 & 3 Configuration

The GEM 2 & 3 generating units are nearly identical configurations and consist of two Mitsubishi steam turbines, each driving an electrical generator. These units are currently being used to serve the auxiliary load requirements of the
Ormesa Project.

Geothermal brine enters the plant at 190 psig and 335 Degree F and is piped to the auxiliary flash tank. In the tank, brine is flashed to steam and flows out to a demister and is then admitted to the turbine as high-pressure steam at 30 psig. Brine from the auxiliary flash tank flows to the low-pressure flash tank, where a portion is flashed to low-pressure steam. Steam flowing out of the tank is passed through a demister and then enters the turbine at approximately 2.5 psig. The brine remaining in the low-pressure flash tank flows to the brine return surge tank. Booster pumps at the surge tank pump the brine to the injection pumps, where it is pumped back into the ground through injection wells.

Exhaust steam leaving the turbine is condensed in a direct-contact condenser located adjacent to the turbine. Cooling water is sprayed directly into the direct-contact condenser and becomes mixed with the condensate in the condenser hotwell. A hotwell pump transfers the hotwell water to a mechanical draft cooling tower, where it is cooled by air and falls into the tower basin. The cooled water flows back to the condenser through a vacuum siphon to continue condensing the steam.

The Mitsubishi steam turbines are dual-pressure, impulse-reaction, condensing type machines designed to operate at 3,600 rpm. Each turbine rotor has four stages of blades.

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OG IE, OG IH and OG II Configuration

The OG IE, OG IH, and OG II plants utilize Ormat Energy Converter (OEC) modules arranged for operation at two levels. OG IE was designed for operation with five pairs of identical OEC modules. OG IH and OG II were designed for operation with
12 OEC and 20 OEC modular units, respectively, arranged in two cascading levels.

The plants were constructed with multiple OECs interconnected with an isopentane piping system and a heat exchanger, functioning as the isopentane vaporizer. The liquid isopentane is vaporized in the heat exchanger and then flows to the turbine, where it expands through the blades and rotates the combined turbine and electrical generator. A condenser at the turbine exhaust condenses the isopentane and it is pumped back to the heat exchanger. Circulating water from the cooling towers passes through the condensers to cool and condense the isopentane.

The circulating water systems for the three plants are similar and consist of circulating pumps that pump the cool circulating water from the cooling tower basin to the individual condensers, where the water is heated as it cools the isopentane. The circulating water continues to the top of the mechanical draft cooling towers and then cascades down through the tower fill as it is cooled by air passing through the tower.

OG I Configuration

In July 2003, a modification was completed at the OG I plant to replace the original 24 Level I and Level II OECs with two new Ormat Integrated Two Level
Units (ITLUs), each generating approximately 10 MW. In addition, two of the original Level 3 OECs were modified for use with low-temperature brine from the
GEM plant in a bottoming cycle, each generating approximately 1 MW.

Entering geothermal brine is piped to the Level I OEC and passes through a heat exchanger, which heats the isopentane working fluid to the vapor state and then it is admitted to the high-pressure turbine. Isopentane exhaust leaves the high-pressure turbine and is routed to the low-pressure turbine. After leaving the low-pressure turbine, the isopentane is condensed and is returned to resume the cycle again. The high-pressure turbine and the low-pressure turbine are coupled together to drive the Level I OEC electrical generator. After leaving the Level I OEC, the geothermal brine enters the Level II OEC and the above cycle is repeated at a lower energy level.

An external cooling water system is used to remove heat by cooling and condensing the isopentane. The system consists of a mechanical draft cooling tower and the associated pumps and piping systems to circulate the cooling water.

Electrical Interconnection

The Ormesa Project is a base load generating facility located in IID's service area in Southern California. Energy generated by each of the plants is delivered to the Ormesa switching station via a single 13.8 kV overhead radial feeder from
IID's 92 kV Highline Substation. A 230 kV transmission line owned and operated by IID connects the 230 kV Highland Substation to SCE's 230 kV Mirage
Substation. IID receives the energy from the Ormesa interconnection and wheels the power for delivery to SCE's Mirage Substation, near Palm Springs, CA. The
230 kV line is owned, operated, and maintained by IID.

The Ormesa plants do not have black-start capability. When a plant is off-line, electrical power is backfed from IID through the main electrical interconnection to the Mirage Substation.

Electrical Generation and Distribution Systems

The electrical distribution system is designed in a single feed, single bus radial configuration. This configuration provides minimal diversity as well as redundancy and is consistent with similar size and type facilities.

The design of the electrical distribution and generation systems is functional and adequate for the Ormesa Project. Electrical generation and distribution systems equipment are utility-grade equipment in good operating condition and are manufactured to appropriate NEMA, IEEE and ANSI Standards. This type of equipment is inherently rugged and is capable of supporting operation for the duration of the PPAs.

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Instrument and Control Systems

The Ormesa plants are controlled from the GEM plant central control room via a recently upgraded (year 2000) Westinghouse Ovation DCS.

Visual inspection of various existing instrument and control (I&C) devices indicates that I&C equipment is in good condition and has been adequately maintained. I&C systems and components are utility grade equipment manufactured to appropriate industry standards. This type of I&C equipment, if operated and maintained in accordance with the manufacturer's instructions and recommendations, is capable of supporting continued plant operation for the duration of the PPAs. Given the relatively new age of the control system, spare parts should be readily available.

Balance of Plant

The Ormesa plants have an extensive, integrated well and well field piping network. The production well downhole brine pumps are multi-stage centrifugal turbine pumps manufactured by Goulds and Johnston Pumps companies. The electric motors driving the pumps are all located above ground. The pumps are set at varying depths ranging from approximately 600 to 1,800 feet.

The Ormesa production pumps average approximately 24 months of service between overhauls. Arrangements have been established with both Goulds and Johnston
Pumps companies to service and replace pumps in a five-day turnaround period.
The total cost for a pump rebuild, replacement and installation is about
$120,000.

The geothermal brine, if not properly handled, can cause scaling and corrosion related operating problems. These potential problems are controlled and minimized through the injection of scale forming inhibitors and corrosion inhibiting chemicals.

2.3   BRADY AND DESERT PEAK

The BPP Project consists of the Brady and Desert Peak plants, located in the Hot
Springs Mountains approximately 65 miles northeast of Reno, Nevada on a group of leases in the Brady-Hazen KGRA. Brady has a gross capacity of 24 MW and began operation in 1992. Desert Peak has a gross capacity of 8 MW and began operation in 1985. Both plants utilize a dual-flash power cycle. The plants supply power to SPPC under one PPA and also supply geothermal fluid to ConAgra Foods, Inc., which is located adjacent to the Brady plant.

DESIGN DISCUSSION AND CONDITIONS

Brady Plant Configuration

Brine entering the plant from the well field enters the two high-pressure flash tanks. The resulting flash steam is piped directly to the associated high-pressure steam turbine. The brine leaving the two high-pressure flash tanks flows to a single low-pressure flash tank. This tank provides flash steam directly to the low-pressure turbine. Brine leaving the low-pressure flash tank at a temperature of 230 Degree F, is pumped to an OEC to produce additional electric energy. In August 2002, the OEC was installed to utilize a portion of the energy in the brine leaving the double flash cycle.

The OEC consists of two isopentane turbines coupled to a single synchronous electric generator. The two isopentane turbines operate with the conventional
Ormat isopentane cycle, where the isopentane is heated and vaporized using a brine heat exchanger. The vaporized isopentane flow rotates both turbines and then the exhaust flows through two condensers, where the isopentane is condensed to a liquid and pumped back to the brine heat exchanger. Cooling is provided by a horizontal air-cooled heat exchanger. When the brine leaves the OEC, it is pumped into the ground through an injection well.

The power generation equipment consists of two identical General Electric CL-55 high-pressure condensing steam turbines rated for an inlet steam flow of 189,000 lb/hr at 597 psia and 292 Degree F. The turbines each drive an Ideal

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Electric generator. The single low-pressure condensing steam turbine is also a
General Electric model CL-55 machine rated for an inlet steam flow of 221,250 lb/hr at 34.5 psia and 259 Degree F and drives an Ideal Electric generator.

Brady uses a circulating water system consisting of a 3-cell Ecodyne mechanical draft cooling tower and circulating pumps to circulate cooled water through the three steam condensers.

Desert Peak Plant Configuration

Brine from the well field enters a high-pressure separator, where steam is separated and flows to the high-pressure inlet of the steam turbine. The brine flow leaving the high-pressure separator flows to a low-pressure separator where the low-pressure steam is directed to the low-pressure steam turbine inlet.
Steam exhausting from the steam turbine enters a direct-contact spray condenser, where it is cooled and mixed with cooled water from the cooling tower.
Condensate in the condenser hotwell is pumped to the top of the cooling tower to be cooled again.

The steam turbine was manufactured by Transamerica Delaval and is connected to an induction type electrical generator manufactured by Electric Machinery
Company. The steam turbine was designed for a high-pressure steam flow of 92,200 lb/hr at 74 psig and a low-pressure steam flow of 98,600 lb/hr at 7 psig.

Electrical Interconnection

Originally, electrical power generated at Desert Peak was transformed from 13.8
kV to 120 kV at the plant substation and transmitted through a 4.8 mile 120 kV transmission line to the SPPC electrical distribution system. This line is currently disconnected. At present, Desert Peak transmits all of its power through a 4-mile 13.8 kV transmission line to the Brady plant substation, where it is regulated to 12.47 kV to match the output of the Brady electrical generators. The combined output from the Brady Plant substation is transferred at 12.47 kV to the SPPC substation where it is transformed to 120 kV for distribution on the SPPC system.

Electrical Generation and Distribution Systems

Brady and Desert Peak primarily utilize induction generators. The OEC facility generator is a synchronous machine. The plants do not have black start capability. When either plant is shut down, backfed electrical power from SPPC via the main electrical interconnection is necessary for plant startup.

In general, the electrical distribution system is designed in a single feed, single bus radial configuration. This configuration provides minimal diversity as well as redundancy and is consistent with the type and relative size of the
Brady and Desert Peak plants.

The design of the electrical distribution and generation systems is functional and adequate for the intended purpose. Electrical generation and distribution systems and equipment are utility-grade equipment in good operating condition, manufactured to appropriate NEMA, IEEE, and ANSI Standards. This type of equipment is inherently rugged and is capable of supporting continuous operation for the duration of the PPAs.

Instrument and Control

Desert Peak is controlled with a Micon DCS supported with Modicon programmable logic controllers. This equipment is old and is not supported by the manufacturers. Two years ago, the plant purchased a new Modicon-840 Integrated
Control System. The new control system is presently stored in the warehouse and will be installed when the existing system is no longer functional.

Brady utilizes a Bailey Infi 90 DCS. It is working well and has been upgraded.
When the Ormat OEC was constructed, it was supported with an Allen Bradley FLC
500 control system.

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Balance of Plant

Brady is supported by a geothermal brine well field consisting of seven production wells. Normally five wells operate to support plant operation. Desert
Peak is operated with brine supply from three production wells.

2.4   STEAMBOAT

The Steamboat Project, located in Washoe County, Nevada, consists of four binary cycle generating plants located on a common site. The plants are designated as
Steamboat 1, which has a gross rating of 7 MW and began operation in 1986,
Steamboat 1A, which is rated at 3 MW and began operation in 1988, and Steamboat
2 and 3, which are rated at 16 MW each and began operation in 1992. A future binary generating plant projected to have a capacity of approximately 22.7 MW is planned for development at the Steamboat site and is designated as the Galena
Plant.

DESIGN DISCUSSION AND CONDITION

Steamboat 1 & 1A Configuration

Steamboat 1 utilizes OEC equipment, with four OECs arranged for Level 1 operation and three OECs arranged for Level 2 operation. The cycle equipment configuration is the same for each Level, but the Level 1 cycle receives the hottest brine, and then brine leaving Level 1 cascades to Level 2. The power cycle uses a feed pump to pump liquid isopentane through a preheater. After leaving the preheater, the isopentane flows to the brine heat exchanger where it is vaporized and is directed to the turbine. The high-pressure vapor expands through the turbine, which drives a gearbox coupled to an induction electric generator. The low-pressure exhaust isopentane vapor flows to the air cooler, where it is condensed and starts the cycle again.

When Steamboat 1A was added, it was designed for Level 3 operation, which is a lower energy level than is used for the Steamboat 1 configuration. The power cycle is similar, but Steamboat 1A uses two OECs and two synchronous electric generators.

Steamboat 2 & 3 Configuration

Steamboat 2 & 3, are identical in design and utilize Rotoflow turboexpanders.
Each unit is comprised of a closed isobutane power cycle that includes two radial-inflow turboexpanders with associated auxiliaries, six brine/isobutane heat exchangers, air coolers, an isobutane accumulator, and isobutane circulating pumps. The cycle is a conventional isobutane power cycle, wherein the isobutane working fluid is heated and vaporized using heat from the brine in the heat exchangers. The isobutane expands through the turbine rotating the turbine and the electrical generator. It is exhausted from the turbine and passes through the air cooler, where it is condensed. Liquid isobutane leaving the air cooler is collected in an accumulator and then is pumped back to the heat exchangers to commence the cycle again.

The air cooled condensers cool the isobutane to a liquid by the flow of ambient air over finned condenser tubes. Unlike water-cooled condensers, air cooled condenser do not require water for operation and do not discharge water vapor to the atmosphere. Performance of a plant using an air cooled condenser is more sensitive to the ambient temperature than a plant with a water cooled condenser.
Because ambient conditions vary significantly throughout the year, plant output varies with ambient temperature. The capacity and energy payment structure set forth in the PPAs is designed as such so there are no penalties associated with the variation of plant output on an annual basis.

Galena Plant Configuration

Ormat intends to construct the Galena plant on land adjoining the existing
Steamboat plants. This approximately 22.7 MW electric generating plant will use the latest ITLU binary cycle technology. Presently, construction is scheduled to start on June 30, 2004 and the guaranteed completion date is May 30, 2005.

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Galena is to utilize brine sources currently available at the site. It is intended that the present brine supply to Steamboat 1/1A and one-third of the brine presently supplied to Steamboat 2/3 will be directed to Galena. This amounts to 4,846,000 lbs/hr of brine at 215 psig and 306.7 Degree F. An additional supply of brine will be obtained from an unused existing well, which is expected to produce 500,000 lb/hr of brine at 280 Degree F.

Each ITLU has a dual power cycle. Each power cycle features a vaporizer, preheater, a recuperator pump, and a turbine. Brine passes through the preheater and vaporizer to heat the isopentane to the vapor state and then it is directed to the turbine. After leaving the turbine, the isopentane enters the recuperator where it is cooled and condensed. Pumps at the recuperator pump the liquid isopentane to the preheater to start the cycle again. Each of the two turbines in the ITLU drives a common synchronous electric generator.

Electrical Interconnection

Steamboat 1/1A have a total of nine electrical generators producing electricity at 600V. Both plants each have an electric transformer rated 600V/24.9 kV that supplies the main plant distribution bus. The 24.9 kV bus supplies energy to the
SPPC substation, where voltage is raised to 120 kV for distribution to the SPPC transmission system. Steamboat 2 and 3 each has two electrical generators producing electricity at 4,160 V. A bus from each unit is connected to a common
4160 V/120 kV electrical transformer in the SPPC substation for distribution to the SPPC transmission system. When the Galena plant is completed, it will provide electrical energy to the existing SPPC substation at 13.8 kV.

Electrical Generation and Distribution Systems

Steamboat does not have black-start capability. When units are off line, electrical power is backfed from SPPC through the substation for plant startup.

Auxiliary loads are served by the electrical distribution system at 4,160 VAC,
600 480 VAC, 120 VAC and 125 VDC. Electrical equipment enclosures are provided to house electrical distribution system components.

Based on historical performance, the design of the electrical distribution and generation systems is functional and adequate for the Steamboat Project.
Electrical generation and distribution systems equipment are utility-grade equipment in good operating condition and manufactured to appropriate NEMA,
IEEE, and ANSI Standards.

Instrument and Control Systems

Steamboat 1 and 1A are controlled with a GE series 6 coated system that is linked to programmable logic controllers. The plant operator uses Windows-based software to interface with the GE system. Steamboat 2 and 3 are controlled with a Bailey Infi 90 DCS, which has had some recent upgrades.

Visual inspection of the various existing instrument and control devices indicates that the equipment is in good condition and has been reasonably maintained. I&C systems and components are utility-grade equipment manufactured to appropriate industry standards.

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                                   SECTION 3.0
                           OPERATIONS AND MAINTENANCE

Successful operation of any geothermal power generating facility is dependent upon proper operation and diligent maintenance practices. Stone & Webster's O&M assessment of the Projects was based on site visits, review of historic
Projects' O&M records and the Projects' outage reports. In addition, our assessment focused on the Projects' operating history, O&M activities and staffing, equipment condition, historical maintenance problems and spare parts.
Based on our review of approximately the past six years of operation, the
Projects have been operated and maintained in a safe and reliable manner with above average availability and operating performance.

3.1   MAMMOTH

                          MAMMOTH OPERATING STATISTICS

                                 1998    1999     2000    2001    2002     2003
                                ------  ------   ------  ------  ------   ------
Net Energy Delivered (GWh)       236.0   231.0    233.9   231.7   226.4    219.3
Availability Factor (%)           99.0    99.5     99.7    99.4    99.5     99.1
Mass Flow Rate (klb/Hr)          6,047   6,156    6,281   6,007   6,060      N/A
Inlet Temperature Degree F         317     316      316     314     315      N/A

Mammoth has experienced excellent operating performance as illustrated by the key performance indicators shown in the above table. Availability of Mammoth has approached 100 percent repeatedly, which is an indication of excellent maintenance and equipment reliability. Mammoth has experienced limited outages and the high capacity factors reflect efficient utilization. A previous site inspection by Stone & Webster on November 3, 2003 indicated that the Project is properly maintained and in good condition.

Mammoth incurs a decline in summer performance due to its air-cooled condensers.
The output of the plants varies dramatically with ambient temperature. As a result, the facility's output during a summer month is approximately 80 percent of the output during a winter month. An ongoing testing program of evaporative cooling systems to enhance performance on hot days has been taking place at G1 since 2001 with reported positive results. Due to the capacity and energy payment structure set forth in the PPAs, there are no financial penalties associated with the variation of plant output on an annual basis.

Mammoth has had a slight decline in generation over the life of the facility primarily due to decreases in geothermal fluid temperature. The geothermal fluid temperature decline has been stabilized for the past several years so performance has been more consistent. In addition, Mammoth has continued to take steps to minimize any further decline in output by making improvements such as the enhanced evaporative cooling systems and new geothermal production wells.

Mammoth is a base load facility with on-peak operations during June through
September. Maintenance that may limit output is scheduled during the off-peak months of October through May. Whenever possible, maintenance is scheduled to coincide with other power limiting events such as SCE power curtailments or annual injection well surveys. Also, the modular design of Mammoth allows maintenance to be performed without significant disruption to the turbine generators. Pre-peak and post-peak inspection and maintenance is performed on individual units each year. Other periodic maintenance activities include semi-annual analysis of oil in major transformers. Motors are reportedly rebuilt corresponding to the maintenance cycle on the associated driven equipment.

Major electrical equipment inspection and maintenance outages are scheduled every four years and include turbine generator seal replacement. Scheduled work includes calibration of protective relays, and cleaning, inspection, adjusting, and general maintenance of electrical equipment including circuit breakers, switchgear, MCCs, and DC systems. This periodic maintenance activity was last performed in 2002. With the exception of heat exchanger retubing, major maintenance costs are reported to fluctuate very little from year to year.

In order to improve equipment operating performance and maintenance issues,
Mammoth has obtained cost-sharing grants with several industry partners. The well pumps are prone to problems due to the exposure to geothermal fluid

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and the fact that they cannot be easily monitored because they are located within the well casings. The plant staff has reduced the problems dramatically since the startup of the project, such that well pump failures are extremely infrequent. Additional improvements continue to be sought.

Mammoth had experienced a number of turbine generator problems including two generator failures on G1. Due to modifications and good spare part inventories, negative effects on plant performance have been minimized. Stone & Webster reviewed the annual plant manager reports from the last five years, and observed no indications of significant recurring problems with the generators or the electrical systems. The site visit on November 3, 2003 confirmed that these problems have been corrected and are properly managed to minimize failures.

The turbo-expanders, cycle pumps, and other components in the isobutane cycle require very little maintenance because the isobutane is clean and benign. The condensers operate well and require minimal maintenance. The fans, motors, and drives require minor maintenance and the fins are occasionally cleaned to remove dirt.

The controls and instrumentation equipment installed at Mammoth appear to be functional, in reasonable condition, and adequately maintained. This type of equipment should be adequate for continued operation assuming proper maintenance and subject to spare parts availability. Given the current age of the control systems, spare parts should continue to be available from the original equipment manufacturer (OEM) or from an after-market source for a reasonable period of time.

The geothermal fluid is not aggressive; therefore, corrosion and material selection should not be major considerations, as they are with many other geothermal installations. For the most part, carbon steel, ductile iron, and some stainless steel are used in the geothermal fluid flow path. While corrosion has not been significant, heat exchanger tube leaks were occurring due to scaling. A preventative maintenance program was implemented that entails regular cleaning and on-site re-tubing.

Tube bundles in heat exchangers are budgeted for replacement every six years, at a cost of approximately $250,000, and are cleaned twice a year. A recent inspection determined that tube failures and pitting are occurring in the G1 air cooler condenser and will require replacement of tubing. This pitting problem in the G1 air condenser tubing is not considered symptomatic with the other air cooled condensers. The bottom two rows of the condenser tubing are blocked with corrosion products and therefore the efficiency of the condenser has been reduced. The total cost for replacement of the condenser tubing will be
$1,250,000 and the replacement is scheduled for 2004. The funds for the condenser tubing replacement have already been allocated by Ormat and are not part of the cash flows for this bond offering; therefore, this capital expenditure has not been included in the Financial Projections.

A program that will increase the combined G1 and G2 output by 3.6 MW has been initiated. The project is the Mammoth Project Enhancement and entails constructing a 3,600-gpm pipeline to the plants from two new production wells on a previously un-utilized federal geothermal lease. Permits for the wells have been obtained and pipeline approval is expected by early of 2004. The first production well is scheduled to be operational in 2005. The increase in generation beginning in 2006 has been accounted for in the Financial
Projections. The capital for this project is not part of this bond offering.
Ormat owns 50 percent of Mammoth and is funding 50 percent of the project cost through other sources of capital.

Mammoth has a staff of 21 employees, consisting of three managers, two administrators, ten operators and six maintenance personnel, including one foreman. Operators work 12-hour shifts and perform a large portion of preventative maintenance. The maintenance crew works a standard 40-hour week.

We consider that the operations and maintenance organization at Mammoth is comprehensive and organized and that normal equipment maintenance is being conducted to the manufacturer's recommendations and to utility industry practices.

3.2   ORMESA

For the operating period from 2000-2002 GEM 2, which was overhauled in 1998, has been used on-site for auxiliary power requirements. During this period, availability has been good, averaging 98.6 percent since 2000. GEM 3 was overhauled in 2003 and has recently been returned to service.

--------------------------------------------------------------------------------
                                     Page 17

                                                      OPERATIONS AND MAINTENANCE
================================================================================

                    ORMESA BINARY PLANTS OPERATING STATISTICS

                                         1998    1999     2000    2001    2002     2003
                                        ------  ------   ------  ------  ------   ------

Net Energy Delivered (GWh)                NA    381.3    372.2   374.7   353.7    397.4
Availability Factor (%)                   NA     98.3     98.8    99.3    98.5     98.9
Mass Flow Rate (klb/hr)                   NA      *      13,465  13,952  14,918    N/A
Brine Inlet Temperature (Degree F)        NA     297      305     306     304      N/A

NA = Information not available
* Value provided for brine flow was questionable and not used

Availability factors and delivered energy for the binary plants consistently show favorable operating numbers. The recent addition of the new ITLUs at OG I should support these operating trends.

Ormesa is a base load facility operating continually through the twelve-month annual period. Generation decreases during the summer months because of reduction in the cooling capability. Annual maintenance is normally scheduled for the end of February and during October.

During 2003, in addition to the normal maintenance activities of lubrication, valve repair, seal replacements, equipment adjustments, instrument replacements, vibration monitoring, cleaning and painting, the following significant major maintenance projects were completed:

o     Condensers on OG IH and OG II plants were opened, cleaned, and repaired

o     Leaks in the OG I plant cooling tower basin were repaired

o     OG IE plant cooling tower was repaired

o     A preheater bypass was installed on the OG IH plant

o     OG IE plant vaporizer was retubed

o     An injection pump was replaced

A significant capital expenditures program was completed in 2003. It included:

o     Complete overhaul of the GEM 2 plant, including a steam turbine rebuild

o     Refurbishment of OG I and OG II plant cooling towers

o     Purchase of a replacement air compressor

o     Upgrade of plant control system Ovation software

o     Telephone system upgrade

o     Purchase of replacement electrical breakers

o     Purchase of new vehicles

o     Purchase of a forklift

The largest project completed at the site during 2003 was the modification at OG
I to replace the 24 old OECs with the two ITLUs. This improved the efficiency of the brine utilization.

Ormesa has a staff of 55 full-time employees, which is greater than the other
Projects, but reflects greater generating capacity and larger well field and brine piping systems. The majority of the staff is organized under the Plant
Operations Manager and represents 41 of the full-time employees. This group consists of four designated production crews, maintenance technicians and a performance optimization group. A separate group of five people are organized to operate the well field. In addition, four people work in technical supports, and the remaining five employees work in administrative positions.

Because of the different generating equipment configurations, Ormesa stocks a substantial inventory of spare parts. The GEM plants have a spare steam turbine rotor, a set of diaphragms, bearings, rupture disks and governor valve

--------------------------------------------------------------------------------
                                     Page 18

                                                      OPERATIONS AND MAINTENANCE
================================================================================

and stop valve components. Also in stock are a cooling tower fan motor, a set of fan blades, various spare pump seals and motors, electro-hydraulic control and
Bailey DCS cards and a spare motor for the air compressor.

The plants have a spare OEC turbine, electrical generators, feed pumps and motors, cooling water pumps and motors, cooling tower fan gearboxes and motors,
480V and 600V transformers, one injection pump and motors, brine valves, preheaters, miscellaneous small pumps and motors and control cards. Spare parts for the new equipment added at OG I have been acquired.

For the well field, the Project stocks one spare production pump, five production pump motors, four seal water pumps, four oil pumps, two coolers, pump seals, pump casing and shafting.

We consider that the operations and maintenance organization at Ormesa is comprehensive and organized, and that normal equipment maintenance is being conducted to the manufacturer's recommendations and to utility industry practices.

3.3   BRADY AND DESERT PEAK

                 BRADY/DESERT PEAK COMBINED OPERATING STATISTICS

                                         1998    1999     2000    2001    2002     2003
                                        ------  ------   ------  ------  ------   ------

Net Delivered Energy (GWh)              160.7   153.9    139.7   127.6   161.1    172.9
Availability Factor (%)                  98.9    99.5     99.8    99.4    99.8     98.7
Mass Flow Rate (klb/hr)                 5,907   5,650    5,517   4,987   5,373     N/A
Brine Inlet Temperature (Degree F)       318     315      311     311     309      N/A

The availability factors are consistently high for Brady and Desert Peak. During the years 2000 and 2001, the delivered energy and brine flow show a decline.
This was a result of a change instituted by the previous owner in the manner in which brine was reinjected. In 1999, to respond to falling brine temperatures, it was decided to reinject the brine outside of the existing production field in the hope that the production field would be recharged with hotter brine. During this time, only a slight increase in brine temperature was measured, but there was a significant drawdown of the brine resource in the production field. Once this was observed, the injection of brine outside the production field was halted and the previous injection procedures were reinstituted. As a result, the resource level in the production field has been recovering, but brine temperatures continue to decline.

Brady and Desert Peak are base load facilities with the peak generating capability occurring in the winter and a reduced capability in the summer which amounts to an approximate 24 percent reduction in output.

Normal annual maintenance requires that one steam turbine be opened, inspected, cleaned and repaired every year. Since there are three steam turbines at Brady and one steam turbine at Desert Peak, this translates into an inspection for each machine every four years. During this outage, all of the turbine auxiliary equipment is inspected, adjusted and recalibrated if necessary. The annual maintenance procedure also requires that the steam separators, condensers, cooling towers, air compressors and pumps are inspected, cleaned and repaired and electrical equipment is analyzed and recalibrated.

The OEC has just completed its first year of operation. A routine maintenance schedule that dictates when certain equipment is taken out of service will not be used for this equipment. Instead an equipment monitoring program will normally dictate when a maintenance outage is required on the basis of performance degradation or other factors, such as vibration or leakages.

Brady and Desert Peak have a combined operating staff of 17 people, with the majority of the staff working primarily at the Brady plant.

The most significant change to Brady occurred in 2002 when an OEC was added to operate in a bottoming cycle. In addition, during 2002-2003 a number of pumps and/or motors were replaced, the air ejector nozzles and bodies were replaced, and work was done on the production wells.

--------------------------------------------------------------------------------
                                     Page 19

                                                      OPERATIONS AND MAINTENANCE
================================================================================

At present, the major spare parts consist of an injection pump, a condensate pump, a cooling basin pump motor, a cooling fan motor, a cooling tower gear box, a complete set of turbine bearings, seals and other parts for a turbine rebuild and one spare refurbishable turbine rotor.

3.4      STEAMBOAT

                     STEAMBOAT 1 AND 1A OPERATING STATISTICS

                                               1998     1999    2000    2001     2002     2003
                                              ------   ------  ------  ------   ------   ------

Net Delivered Energy (GWh)                     51.4     48.2    42.3    46.9     46.1     44.7
Availability Factor (%)                        99.9     99.1    96.8    99.9     99.6     95.3
Mass Flow Rate (GPM)                          4,029    4,047   4,023   4,073    4,016     N/A
Brine Inlet Temperature-Unit 1 (Degree F)      322      320     320     318      316      N/A
Brine Inlet Temperature-Unit 1A (Degree F)     269      265     264     260      260      N/A

*N/A=budget numbers are not available

The data for Units 1 & 1A shows that delivered energy has dropped by about 10 percent over the past five years and well field temperatures have also decreased. This deterioration in output is being addressed through the addition of the Galena plant. Despite the drop in generation and temperatures, availability numbers remain high, thus indicating that the plants are adequately maintained.

                     STEAMBOAT 2 AND 3 OPERATING STATISTICS

                                        1998     1999    2000    2001     2002     2003
                                       ------   ------  ------  ------   ------   ------

Net Delivered Energy (GWh)             259.1    253.0   253.4   253.9    242.0    243.0
Availability Factor (%)                 99.8     99.7    99.4    99.7     97.7     99.0
Mass Flow Rate (klb/hr)                8,460    8,487   8,250   8,723    8,374     N/A
Brine Inlet Temperature (Degree F)      311      311     311     311      310      N/A

In general, the operating statistics for Steamboat 2 and 3 are good, featuring high availability factors. During 2001 and 2002, more brine was required to produce each GWh of generation. This increase in brine requirements was attributable to higher average annual ambient air temperatures than experienced in previous years.

Steamboat is a base load facility with the peak generating capability occurring in the winter. Reductions in generating capability during the summer period can be as high as 44 percent. This is primarily a result of the reduced generating capability that occurs with plants utilizing air-cooled condensers during periods of higher ambient temperatures.

Steamboat presently has a staff of 18 employees and has positions open for an
I&C technician and a maintenance employee.

An examination of the monthly operating reports shows that O&M expenditures tend to be for consumables, such as chemicals and lubricants, and for pump rebuild costs, fan belt replacements, small transformer replacements, valve repairs, etc. that occur on a monthly basis, rather than the large expenditures associated with annual or bi-annual maintenance outages.

The spare parts inventory consists primarily of replacement parts for Steamboat
2 & 3. The following are the significant spare components in the warehouse: a turbine rotor and exciter, turbine bearings, turbine coupling, circulating water pump motor, set of air cooler fan blades, six stage submersible pump and two spare downhole pumps.

The plant and equipment all appeared to be well maintained and in good operating condition during the site visit. Plant personnel are organized, experienced and knowledgeable in geothermal plant operation.

--------------------------------------------------------------------------------
                                     Page 20

================================================================================

                                   SECTION 4.0
                            ENVIRONMENTAL ASSESSMENT

4.1   MAMMOTH

The following operating permits, orders and license agreements are in place for
Mammoth G1, G2 and G3 and include permits and license agreements for the geothermal well field operations:

           PERMITTING AGENCY                       PERMIT NUMBER                    DESCRIPTION OF PERMIT
----------------------------------------    ----------------------------    --------------------------------------

Great Basin Unified Air Pollution            601,  602 , 583 & 575          Permits to Operate G1, G2, & G3
Control District
----------------------------------------    ----------------------------    --------------------------------------
Great Basin Unified Air Pollution           567,598,597,600,594,593,        Permits to Operate Injection,
Control District                            703,704,584,585,586,589,        Production, Observation, Exploration
                                            590,591,576,577,578,579,        Wells
                                            580,572,573,574,582, 1052,
                                            1073
----------------------------------------    ----------------------------    --------------------------------------
CA Regional Water Quality Control           Board Order No. 6-84-89         Waste Discharge Requirements Plant &
Board                                                                       Injection Wells G1
----------------------------------------    ----------------------------    --------------------------------------
CA Regional Water Quality Control Board     Waiver for Waste Discharge      G2 & G3
                                            Requirements
----------------------------------------    ----------------------------    --------------------------------------
CA Division of Oil & Gas                    Various Permits                 Report on Proposed Geothermal
                                                                            Operations (Production & Injection
                                                                            Wells) G1, G2 & G3
----------------------------------------    ----------------------------    --------------------------------------
CA Division of Oil & Gas                    Various Injection Permits       Injection Reports
----------------------------------------    ----------------------------    --------------------------------------
CA Division of Oil & Gas                    Various Injection Permits       Injection Profile Survey
----------------------------------------    ----------------------------    --------------------------------------
CA Division of Oil & Gas                                                    Production Well Start-up Pits HGC
                                                                            Production Wells
----------------------------------------    ----------------------------    --------------------------------------
CA Division of Occupational Safety and      Various Permits                 Permits to Operate Air Pressure Tanks
Health
----------------------------------------    ----------------------------    --------------------------------------
Mono County Planning Commission             36-81-57                        Conditional Use Permit G1
----------------------------------------    ----------------------------    --------------------------------------
Mono County Planning Commission             OIE-86-02                       Conditional Use Permit G2
----------------------------------------    ----------------------------    --------------------------------------
Mono County                                 License Agreement               Monitoring Well No.  CW 3
----------------------------------------    ----------------------------    --------------------------------------
Bonneville Pacific Corp.                    Mitigation Agreement            Monitoring Well
----------------------------------------    ----------------------------    --------------------------------------
Los Angeles Dept. of Water & Power          License Agreement               Monitoring Well No. 28-34
----------------------------------------    ----------------------------    --------------------------------------
Bureau of Land Management                   #CA-017-P006-60                 Record of Decision G3
----------------------------------------    ----------------------------    --------------------------------------
Bureau of Land Management                   # CACA 21918                    Power Plant License G3
----------------------------------------    ----------------------------    --------------------------------------
Bureau of Land Management                   #CA-017-GUP8-37                 Geothermal Utilization Permit for G3
                                                                            Geothermal Project
----------------------------------------    ----------------------------    --------------------------------------
Bureau of Land Management                   #CA-017-P007-27                 Plan of Baseline Data Collection
----------------------------------------    ----------------------------    --------------------------------------
Bureau of Land Management                                                   Plan for Monitoring Well Operation
----------------------------------------    ----------------------------    --------------------------------------

Available General Manager Monthly Status Reports and Monthly Production and
Injection Reports for the Mammoth Project were reviewed for the period of 2000 to 2003. The reported isobutane losses are within permit requirements. The reports confirm that the plants and geothermal well field are being operated within permit compliance and reporting requirements. Well site environmental inspections, equipment safety, and environmental inspections are being conducted as required.

Appropriate easements, leases and agreements are in place for geothermal production and injection wells, with California Energy (Magma) for G1 and G2, and the Bureau of Land Management (BLM) for G3. Well permits have been obtained for geothermal production and injection wells and well modifications. Reporting to the BLM and California Division of Oil and Gas on well operation is considered current. Air quality permits for each well are current with the Great
Basin Unified Air Pollution Control District (GBUAPCD).

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                                     Page 21

                                                        ENVIRONMENTAL ASSESSMENT
================================================================================

The required certification and recertification with the FERC as a small power production facility have been submitted and approved for G1, G2, and G3.

Each plant has an Air Quality Permit from the GBUAPCD. A Title V Air Quality
Operating Permit is not required since there are no air emission discharges from the plants. The Air Quality Permit in place covers incidental isobutane releases that may occur at the site. The isobutane releases from system leaks and losses during repairs and modifications are being managed and are in compliance with permit requirements. Modifications are being made during equipment and tubing change-outs to reduce isobutane releases. Each production and injection well has an Air Quality Permit from the GBUAPCD.

There are no outstanding compliance issues with any of the permits required for plant and well field operation; therefore, it is expected that all permits will be renewed at expiration. No permit issues were identified that will impact future Mammoth operation.

Protection of the sensitive geothermal water supply for a fish hatchery and geothermal spring's down-gradient of the Mammoth geothermal resources was a major permitting requirement for Mammoth. Mammoth is required to perform settlement monitoring and groundwater monitoring at designated locations to evaluate the affects from management of the geothermal resources. This data is provided to the U.S. Geological Survey (USGS) annually for analysis and evaluation. The USGS has not identified any adverse impacts to sensitive areas resulting from management of the geothermal resources for Mammoth.

The planned expansion for two production wells and a pipeline on a BLM lease will be up-gradient of the existing geothermal resources being used for Mammoth and should not have any adverse impact on the sensitive geothermal resource for fish hatchery or geothermal springs. The requirement to protect this geothermal resource has been taken into account in the BLM well permitting and pipeline routing process. Permits for geothermal exploration drilling were received in
February 2002 from the BLM. The Plan of Development will be submitted to the BLM in early 2004 for installation of two geothermal production wells. The environmental assessment for the pipeline has been completed and the information will be submitted to the BLM in January 2004. Mammoth has been working with the
BLM and US Fish and Wildlife to identify primary and alternate pipeline routes to avoid sensitive environmental areas and maintain a low visibility for the pipeline. The BLM will prepare and issue the formal environmental assessment report (EA) for public comment and final issue. The existing monitoring program will be expanded if required to assure that the new production wells and pipeline will not have any adverse impact to sensitive geothermal resources. The planned geothermal resource expansion for Mammoth should not have any adverse impact to sensitive geothermal resources. No fatal flaws have been identified during the initial well permitting and EA process. It is anticipated that the EA process and BLM approval for the pipeline should be completed in the second quarter of 2004.

4.2   ORMESA

The following operating permits and Board orders are in place for OG I, OG II,
OG IE, OG IH, GEM 2 and GEM 3 and include permits and Board orders for the geothermal well field operation:

       PERMITTING AGENCY            PERMIT NUMBER                 DESCRIPTION OF PERMIT
-------------------------------    ----------------    --------------------------------------------

Imperial County Air Pollution      PTO 1716G           Operating Permit - OG I Plant and 21 Wells
Control District
-------------------------------    ----------------    --------------------------------------------
Imperial County Air Pollution      PTO 1883E           Operating Permit - OG II Plant and 14 Wells
Control District
-------------------------------    ----------------    --------------------------------------------
Imperial County Air Pollution      PTO 1942H           Operating Permit - OG IE Plant and 7 Wells
Control District
-------------------------------    ----------------    --------------------------------------------
Imperial County Air Pollution      PTO 2047D           Operating Permit - OG IH Plant and 8 Wells
Control District
-------------------------------    ----------------    --------------------------------------------
Imperial County Air Pollution      PTO 2002G           Operating Permit - GEM and GEM 3 Plant and
Control District                                       39 Wells
-------------------------------    ----------------    --------------------------------------------

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                                     Page 22

                                                        ENVIRONMENTAL ASSESSMENT
================================================================================

         PERMITTING AGENCY                  PERMIT NUMBER                      DESCRIPTION OF PERMIT
-----------------------------------   --------------------------    -------------------------------------------

Imperial County Air Pollution         V-2002                        Title V Operating Permit - GEM and GEM 3
Control District                                                    Plant and 39 Wells
-----------------------------------   --------------------------    -------------------------------------------
Imperial County Public Health         46S-8660-03                   GEM 2/3 Small Water Permit (Potable Water
Department                                                          Treatment System)
-----------------------------------   --------------------------    -------------------------------------------
CA Regional Water Quality Control     Board Order No. 00-103        Waste Discharge Order - OG I (Plant and
Board                                                               Well Field)
-----------------------------------   --------------------------    -------------------------------------------
CA Regional Water Quality Control     Board Order No. 00-090        Waste Discharge Order - OG II (Plant and
Board                                                               Well Field)
-----------------------------------   --------------------------    -------------------------------------------
CA Regional Water Quality Control     Board Order No. 00-102        Waste Discharge Order - OG IE (Plant and
Board                                                               Well Field)
-----------------------------------   --------------------------    -------------------------------------------
CA Regional Water Quality Control     Board Order No. 00-085        Waste Discharge Order - OG IH (Plant and
Board                                                               Well Field)
-----------------------------------   --------------------------    -------------------------------------------
CA Regional Water Quality Control     Board Order No. 00-101        Waste Discharge Order - GEM and GEM 3
Board                                                               (Plant and Well Field)
-----------------------------------   --------------------------    -------------------------------------------
EPA Region 9                          RCRA ID No.  CA0000138271     OG I RCRA Small Generator Permit
-----------------------------------   --------------------------    -------------------------------------------
EPA Region 9                          RCRA ID No.  CAD983613449     OG II RCRA Small Generator Permit
-----------------------------------   --------------------------    -------------------------------------------
EPA Region 9                          RCRA ID No.  CAR000045096     GEM and GEM 3 RCRA Small Generator Permit
-----------------------------------   --------------------------    -------------------------------------------
Bureau of Land Management             #CA 17129                     Power Plant License OG I
-----------------------------------   --------------------------    -------------------------------------------
Bureau of Land Management             #CACA 22405                   Power Plant License OG IE
-----------------------------------   --------------------------    -------------------------------------------
Bureau of Land Management             #CA 20172                     Power Plant License OG II
-----------------------------------   --------------------------    -------------------------------------------
Bureau of Land Management             #CA24678                      Power Plant License OG IH
-----------------------------------   --------------------------    -------------------------------------------
Bureau of Land Management             #CACA22079                    Power Plant License GEM 2 & 3
-----------------------------------   --------------------------    -------------------------------------------

Available quarterly, semi-annual, and annual compliance monitoring reports for
Ormesa were reviewed for the period of 2000 to 2003. The reports confirm that the plants and geothermal well field are being operated within permit compliance and reporting requirements. Well site environmental inspections, equipment safety, and environmental inspections are being conducted as required.

Long-term BLM leases have been obtained for geothermal production wells, injection wells, pipelines, and power plants located on BLM property. These BLM leases also contain the licenses for the respective power plant sites.

Appropriate air quality permits and waste discharge orders are in place for operation of the geothermal production and injection wells. Permits were obtained from the BLM for initial installation of geothermal production and injection wells, well modifications, and pipelines. Monthly and quarterly reporting requirements for the BLM Operations Reports and the California
Division of Oil and Gas for well operation are considered current. Air quality permits for wells are current with the Imperial County Air Pollution Control
District (ICAPCD). The Imperial County Health Services monthly and quarterly water monitoring reports are current. There are no outstanding compliance issues identified in any of these reports, which will affect renewal of air permits,
Board orders on the BLM leases.

--------------------------------------------------------------------------------
                                     Page 23

                                                        ENVIRONMENTAL ASSESSMENT
================================================================================

OG I, OG II, OG IE and OG IH binary units have air quality permits from the
ICAPCD. A Title V Air Quality Operating Permit is not required for these plants since there are no air emission discharges from the plants. The air quality permits in place covers incidental isopentane releases that may occur at the site. The isopentane releases from system leaks and losses during repairs and modifications are being managed and are in compliance with permit requirements.
The air quality permit for each of these Ormesa facilities also includes production and injection wells for the facility, and is renewed annually with
ICAPCD. There were no outstanding air quality issues identified at any of the facilities.

GEM 2 and GEM 3 have two steam generating units and a Title V Operating Permit from ICAPCD. This permit also includes the production, injection and observation wells that support the facility. There are no outstanding air quality issues at the GEM 2 and GEM 3 facility. The Title V Operating Permit is valid though
December 31, 2004 and has to be renewed in 2004. Air emission monitoring reports indicate that the facility is in compliance with the permitted emission limits.
It is expected that the Title V Operating Permit will be renewed without issue or any new conditions. The Change in Ownership/Redesignation was submitted by
Ormesa to the EPA in 2002 for the Title V Operating Permit and approval is still pending from the EPA. The approval for ownership change by the EPA is routine and does not affect operation of the project.

All California and EPA Resource Conservation Recovery Act (RCRA) small hazardous generator permits are in place as required for the Ormesa facilities. The GEM facility received a notice of violation during a site inspection by the
California Department of Toxic Substances Control (DTSC) on December 4, 2003.
Small spills of used oil were identified in the hazardous materials storage area and at the brine pond. Ormesa worked with state regulators and had the contaminated soil properly removed and disposed of by January 3, 2004. The hazardous waste manifest to confirm closure of this violation was submitted to the DTSC as required. This violation incident is considered minor and will not affect the current permits or future renewal.

All geothermal brine is discharged into injection wells and is covered by waste discharge orders issued by the CA Regional Water Quality Control Board. NPDES permits are not required for the Ormesa facilities for discharge of treated wastewater. All sanitary wastes are treated by permitted leach fields at each facility. Cooling water blowdown is collected and discharged into dedicated injection wells for wastewater blowdown, which have appropriate waste discharge orders issued by the CA Regional Water Quality Control Board. Ormesa is current with all monthly and quarterly reporting requirements for BLM Monthly Operations
Reports and Imperial County Health Service Department.

There are no outstanding compliance issues with any of the permits required for plant and well field operation; therefore, it is expected that all permits will be renewed at expiration. No permit issues were identified that will impact future Ormesa operation.

4.3   BRADY AND DESERT PEAK

The following operating permits and agreements are in place for Brady and Desert
Peak and include permits and agreements for the geothermal well field operation:

         PERMITTING AGENCY                        PERMIT NUMBER                        DESCRIPTION OF PERMIT
--------------------------------    ------------------------------------------    -------------------------------

Nevada Bureau of Air Quality                      AP49911-0229                    Class II Air Quality Operating
                                                                                  Permit - Brady Plant and
                                                                                  cooling tower system
--------------------------------    ------------------------------------------    -------------------------------
Nevada Bureau of Air Quality                     AP4911-0503.01                   Class II Air Quality Operating
                                                                                  Permit - Desert Peak Plant and
                                                                                  cooling tower system
--------------------------------    ------------------------------------------    -------------------------------
Nevada Division of Environmental                    UNEV87050                     Brady - Authorization to
Protection                                                                        Inject/Discharge for 12
                                                                                  injection wells and surface
                                                                                  basins, Pond 1A
--------------------------------    ------------------------------------------    -------------------------------

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                                     Page 24

                                                        ENVIRONMENTAL ASSESSMENT
================================================================================

       PERMITTING AGENCY                          PERMIT NUMBER                       DESCRIPTION OF PERMIT
--------------------------------    ------------------------------------------    -----------------------------

Nevada Division of Environmental                     UNEV40019                    Desert Peak - Authorization to
Protection                                                                        Inject/Discharge 1 injection
                                                                                  well, surface discharge area,
                                                                                  and evaporation basin.
--------------------------------     ------------------------------------------   -------------------------------
Nevada Division of Wildlife                           S22502                      Special License/Permit - Brady
--------------------------------     ------------------------------------------   -------------------------------
Nevada State Fire Marshall                            182-354                     Brady - Hazardous Materials
                                                                                  Permit
--------------------------------     ------------------------------------------   -------------------------------
Nevada State Fire Marshall                            219-428                     Desert Peak - Hazardous
                                                                                  Materials Permit
--------------------------------     ------------------------------------------   -------------------------------
Churchill County Planning                        APN 004-031-01 &                 Special Use Permit - Brady
Commission - Nevada                               APN 004-031-13                  Expansion from 18 to 22.5 MW
                                                      342895
--------------------------------     ------------------------------------------   -------------------------------
State of Nevada                            Permit No.59711,57238,57239,           Certificates of  Appropriation
                                             57240,57241,57243, 57245,            of Water Permits - Brady
                                          57287,57289,57297,60930,60931,          geothermal production wells
                                           62118,64485,64486,64487,64488
--------------------------------     ------------------------------------------   -------------------------------
State of Nevada                      Permit No. 45397,46070,30886,46071,31002,    Certificates of  Appropriation
                                                       46586                      of Water Permits - Desert Peak
                                                                                  geothermal production wells
--------------------------------     ------------------------------------------   -------------------------------

A Special Use Permit from Churchill County was required and obtained for Brady.
Desert Peak was originally constructed as a research facility and thus was not required to obtain a Special Use Permit from Churchill County.

Available compliance monitoring reports for Brady and Desert Peak were reviewed.
The reports confirm that the Brady and Desert Peak geothermal plants and geothermal well fields are being operated within permit compliance and reporting requirements.

The appropriate injection well permits are in place with the Nevada Division of
Environmental Protection (NDEP). Appropriate permits are in place with the State of Nevada to appropriate the geothermal fluid for operation of the geothermal well field. Inspections, production reporting, quarterly monitoring, and injection well mechanical integrity reporting to the NDEP indicate that the well fields for Brady and Desert Peak are being operated in compliance with permit requirements.

Brady and Desert Peak are double-flash steam generation units and have Class II
Air Quality Operating Permits from the Nevada Bureau of Air Pollution Control for air emissions from the power plants and cooling towers. The Class II Air
Quality Permit for Brady expires in March 2007 and the permit for Desert Peak expires in September 2008. There are no outstanding air quality issues with either of the facilities. A Title V Operating Permit is not required for either
Brady or Desert Peak.

A hazardous materials and storage permit is in place as required with the Nevada
State Fire Marshal for Desert Peak. There are no outstanding compliance issues with this permit. Brady does not generate or store enough hazardous waste to require a permit.

All geothermal brine is discharged into injection wells and covered by the
Injection/Discharge permits issued by the NDEP for Brady and Desert Peak. The cooling tower wastewater blowdown for Brady is treated and discharged to a lined evaporation pond in compliance with the NDEP Injection/Discharge permit. The cooling tower wastewater

--------------------------------------------------------------------------------
                                     Page 25

                                                        ENVIRONMENTAL ASSESSMENT
================================================================================

blowdown for Desert Peak is treated and discharged to a surface basin within the geothermal resource area in compliance with the NDEP Injection/Discharge permit.

There are no outstanding compliance issues with any of the permits required for operation of Brady or Desert Peak plants and geothermal well fields; therefore, it is expected that all permits will be renewed at their expiration dates. No permit issues were identified that will impact future Brady or Desert Peak operation.

4.4   STEAMBOAT

The following operating permits and agreements are in place for Steamboat 1, 1A,
2, and 3 and include permits and agreements for the geothermal well field operation:

             PERMITTING AGENCY                    PERMIT NUMBER                    DESCRIPTION OF PERMIT
-----------------------------------------   --------------------------   ------------------------------------------

Air Quality Management Division, Washoe              A01177A             Permit to Operate Steamboat 1
County District Health Dept.
-----------------------------------------   --------------------------   ------------------------------------------
Air Quality Management Division, Washoe              A01440A             Permit to Operate Steamboat 1A
County District Health Dept.
-----------------------------------------   --------------------------   ------------------------------------------
Air Quality Management Division, Washoe               A90A               Permit to Operate Steamboat 2 and 3
County District Health Dept.
-----------------------------------------   --------------------------   ------------------------------------------
Air Quality Management Division, Washoe              10216GS             Permit to Operate Gasoline Dispensing
County District Health Dept.                                             Facility
-----------------------------------------   --------------------------   ------------------------------------------
Nevada Division of Environmental                    UNEV50018            Underground Injection Control Permit - 6
Protection                                                               injection wells
-----------------------------------------   --------------------------   ------------------------------------------
NV State Fire Marshal                               1697-3384            NV Hazardous Materials Storage Permit
-----------------------------------------   --------------------------   ------------------------------------------
Fire Dept. City of Reno, NV                           02467              Permit for Storage of
                                                                         Flammable/Combustible Liquids and
                                                                         Hazardous Production Materials
-----------------------------------------   --------------------------   ------------------------------------------
Office of  The Washoe County Clerk                  SPB2-3-84            Special Use Permit Steamboat 1 and 1A
-----------------------------------------   --------------------------   ------------------------------------------
Office of  The Washoe County Clerk                  SPB6-9-04            Special Use Permit Steamboat 2 and 3
-----------------------------------------   --------------------------   ------------------------------------------
NV Division of Minerals                               458PA              Geothermal Project Area Permit,
                                                                         Production and Injections Wells
-----------------------------------------   --------------------------   ------------------------------------------
NV Division of Forestry                       Restoration Agreement      Remedial and Restoration for Protection
                                                                         of Endangered Steamboat Buckwheat Plant
-----------------------------------------   --------------------------   ------------------------------------------
NV Division of Forestry                        Conditional Permit        Permit for Disturbance Phase I BLM Towne
                                                                         Parcel (1998)
-----------------------------------------   --------------------------   ------------------------------------------
NV Division of Forestry                        Conditional Permit        Permit for Disturbance Phase II BLM
                                                                         Parcel Guisti (1998)
-----------------------------------------   --------------------------   ------------------------------------------

Available compliance monitoring reports for Steamboat were reviewed.
Inspections, quarterly monitoring, and injection well mechanical integrity reports to the NDEP and Nevada Division of Minerals indicate wells are being operated in compliance with permit requirements. The reports confirm that the plants and geothermal well field are being operated within permit compliance and reporting requirements and there are no outstanding compliance issues.

Appropriate air quality permits and well injection permits are in place for geothermal production and injection wells. Permits and approvals have been obtained for injection wells, testing and well modifications.

Steamboat 1, 1A, 2 and 3 are binary units and have air quality permits from the
Air Quality Management Division, Washoe County District Health Dept. A Title V
Air Quality Operating Permit is not required for these plants since there are no air emission discharges from the plants. The air quality permits in place cover incidental isopentane releases that may occur at the site. The isopentane releases from system leaks and losses during repairs and modifications are being managed and are in compliance with permit requirements. The air quality permit for each of

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the Steamboat facilities is renewed annually with the Air Quality Management
Division, Washoe County District Health Department. There are no outstanding air quality issues with any of the facilities.

All hazardous materials and storage permits are in place as required for the
Steamboat facilities and there are no outstanding compliance issues with these permits. Permits for hazardous materials are in place with the Nevada State Fire
Marshal and the Fire Department of Reno, NV.

All geothermal brine is discharged into injection wells and covered by a permit from NDEP. NPDES permits are not required for Steamboat since the isopentane is condensed by air coolers.

There are no outstanding compliance issues with any of the permits required for plant and well field operation; therefore, it is expected that all permits will be renewed at expiration. No permit issues were identified that will impact future Steamboat operation.

The expansion for Steamboat 2 and 3 resulted in disturbance of the Steamboat
Buckwheat plant habitat in 1998. A Restoration Agreement between the Nevada
Division of Forestry and Steamboat was agreed to in October 2001 for restoration and recovery of the Steamboat Buckwheat plant habitat. This Restoration
Agreement closes the notice of violation issued to Steamboat by the US Fish and
Wildlife Service office in Nevada in 2001. No legal action was warranted and no further action is pending. This action is considered closed, with implementation of the restoration program by Steamboat, as outlined in the Restoration
Agreement.

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================================================================================

                                   SECTION 5.0
                            CONTRACTS AND AGREEMENTS

5.1   MAMMOTH

POWER PURCHASE AGREEMENTS

Mammoth entered into an Amended and Restated Power Purchase Sales Agreement (G1
PPA) with SCE on December 2, 1986 for the purchase and sale of the capacity and net electrical output of G1, which replaced the original agreements executed on
October 20, 1983 and amended on December 30, 1983. The G1 PPA was amended on May
18, 1990. The G1 PPA term is for 30 years and expires in 2015. Base capacity price is $0.0194 per kWh and is adjusted for capacity and availability factors.

Interconnection provisions for G1 were included as part of the G1 PPA and specify that SCE is responsible for designing, providing, installing, operating, and maintaining the electrical interconnects from G1 to SCE's grid.

Mammoth entered into a Long Term Power Purchase Agreement (G2 PPA) with SCE on
April 15, 1985 for the purchase and sale of the capacity and net electrical output of G2. The G2 PPA was amended in October 1989 and December 1989. The G2
PPA term is for 30 years, expiring in 2020. G2 receives as-available capacity payments of $235 per kW-year. No minimum performance levels are set in the G2
PPA for capacity payments. An Interconnection Facility Agreement was established in the amendments.

Mammoth (as successor to Santa Fe Geothermal, Inc.) entered into a Long Term
Power Purchase Agreement (G3 PPA) with SCE on April 16, 1985 for the purchase and sale of the capacity and net electrical output of G3. The G3 PPA was amended in October 1985 and December 1989. The G3 PPA term is for 30 years, expiring in
2020. The monthly capacity payments are based on a contract capacity of 10 MW and a contract capacity price of $187 per kW-year. G3 is also paid bonus capacity payments, up to 18 percent of the capacity payment, based on the capacity factor during peak months and periods. Both the capacity payments and bonus capacity payments are subject to minimum performance requirements. An
Interconnection Facility Agreement was established in the amendments.

On November 30, 2001, SCE and Mammoth entered into three separate amended
Agreements Addressing Renewable Energy Pricing and Payment Issues, which redefined the energy payment schedule for each of the three facilities for a
Fixed Rate Period beginning May 1, 2002 through April 2007. Under these amended agreements, the energy price is at a fixed rate of $0.0537 per kWh. After this period, the energy payments will be based on SCE's SRAC for the remaining period of the contracts.

The capacity and energy payments under the PPAs are accurately reflected in the
Financial Projections.

PLANT OPERATING SERVICES AGREEMENT

The Plant Operating Services Agreement (Mammoth O&M Agreement), dated January 1,
1995, provides for the operation and maintenance of G1, G2 and G3 by Ormat
Nevada, Inc. The Mammoth O&M Agreement was originally signed by Pacific Power
Plant Operations (PPPO) and subsequently assigned to Ormat Nevada. The initial term of the agreement was three years, and the agreement is subject to automatic three-year extensions unless notice of termination is provided no later than 30 days prior to end of the term by Mammoth or 180 days prior to the end of the term by Ormat Nevada. Additionally, either party can terminate the agreement with 60 days notice, subject to requirements for extension if necessary to allow for retention of a new operator. As started in a Letter Agreement, dated
December 17, 2003, Ormat Nevada cannot terminate the Mammoth O&M Agreement prior to December 31, 2006.

The Mammoth O&M Agreement requires Ormat Nevada to provide operating and maintenance services, with salaries and other costs subject to reimbursement by
Mammoth. Ormat Nevada's administrative costs are also subject to reimbursement.
These costs are accurately depicted in the Financial Projections.

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ELECTRICAL INTERCONNECTION AGREEMENTS

The agreements governing Mammoth's electrical interconnections with SCE are discussed in Section 5.5.

5.2   ORMESA

POWER PURCHASE AGREEMENTS

The OG I Units (OG I, OG IE, OG IH) and OG II each have separate, but similar
PPAs and, unless otherwise noted, the following discussion applies to both.

On July 18, 1984, Republic Geothermal, Inc. entered into a Power Purchase
Contract (OG I PPA) with SCE, which was assigned to Ormesa Geothermal, Inc. on
July 22, 1985. Amendment I to the OG I PPA, dated December 23, 1988, adjusted payments to provide more certainty to Ormesa and reduce overall cost to SCE.
Ormat Systems Inc. entered into a Power Purchase Contract (OG II PPA) with SCE on June 13, 1984, which was assigned to Ormesa Geothermal, Inc. on April 30,
1987.

Due to disputes that occurred during the energy crisis in California, SCE did not pay for energy delivered under the OG I and OG II PPAs during the period from November 1, 2000 through March 26, 2001. Payments due totaled $14.1 million and $7.1 million respectively. On June 19, 2001 (amended November 30, 2001), SCE and Ormesa entered into Agreements for the OG I Units and OG II Addressing
Renewable Energy Pricing and Payment Issues in order to: 1) establish a five-year fixed rate for energy (alternative SRAC), 2) establish an agreed upon energy loss adjustment factor of 1.0, and 3) establish a payment schedule for the unpaid energy delivered.

The OG I and OG II PPA's are in effect for 30 years from the COD. OG I's COD was in December 1986, and OG II's COD was in December 1987. OG I is contracted to deliver contract capacity of 31.5 MW to SCE's Mirage substation. The OG II PPA contract capacity is 15 MW.

SCE is required to make monthly payments to Ormesa through a capacity payment with provisions for a capacity bonus payment, an excess capacity payment, and an energy payment. The monthly capacity payment is calculated using the contract capacity price, contract capacity, a conversion factor, and a period performance factor. Capacity price is $170/kW/yr for OG I and $184/kW/yr for OG II. Also,
Ormesa is eligible for a capacity bonus payment based on the on-peak capacity factor exceeding 85 percent.

The monthly capacity payment and capacity bonus payment are contingent upon
Ormesa providing the contract capacity in each peak month for all on-peak hours except for a 20 percent forced outage allowance each peak month. Ormesa is not subject to any performance requirements during off-peak months.

Payment for capacity in excess of contract capacity is based on contract capacity pricing. SCE is required to make a monthly energy payment equal to
SCE's short run avoided costs (SRAC), except during the period of May 1, 2002 through April 30, 2007, when energy rates are fixed at a weighted average of
5.37 cents per kWh.

SCE is allowed to curtail power purchases for up to 300 off-peak hours annually during periods when purchases would exceed SCE's SRAC or when the SCE system demand would require SCE hydro power be spilled to reduce generation. Ormesa has indicated that curtailment at the Project has not occurred for the past three years.

ELECTRICAL INTERCONNECTION AGREEMENTS

The agreements governing the Ormesa plants' electrical interconnections to IID and SCE are discussed in section 5.5.

ENERGY SERVICES AGREEMENT

Ormesa entered into an Energy Services Agreement (ESA) with IID on February 11,
2003, which sets forth the terms and conditions for Ormesa's purchase of standby services from IID and the responsibilities and cost allocations associated with the distribution facilities and metering within the Ormesa site. The effective date of the

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                                                        CONTRACTS AND AGREEMENTS
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ESA is January 1, 2003 and the initial term is for 15 years, which can be extended by mutual agreement of the parties.

The ESA supersedes the Interim Distribution Service Agreement dated March 8,
1999, whereby Ormesa elected to self-serve the electrical loads of the plant within the Ormesa site. As mentioned elsewhere in this report, the GEM 2 and GEM
3 plants serve the production and re-injection system and plant auxiliary loads.
Ormesa and IID have agreed on 1) terms and conditions for which IID provides standby services up to 2 MW to the Ormesa plants and well fields, and 2) a simplified export metering scheme and a method to capture electrical services provided by IID to Ormesa.

The ESA sets forth the design and compensation structure for the new metering scheme, capital additions, standby services, operation and maintenance charges, and distribution facilities charges (balance under the Interim Distribution
Service Agreement).

OPERATION AND MAINTENANCE AGREEMENT

Ormesa entered into an Operation and Maintenance Agreement (Ormesa O&M
Agreement) with Ormat Nevada Inc. on April 15, 2002 for operation and maintenance of the Ormesa Project, including power plants and wells. The
Agreement remains in effect until expiration or termination of both Ormesa PPAs.
Ormesa is required to pay Ormat Nevada a fixed monthly fee of $830,000 (2002 $)
subject to annual adjustment based on the Consumer Price Index. The monthly fee covers all costs associated with the ordinary maintenance of the Project including labor, parts, consumables and fees, and costs of subcontractors. At
Ormat Nevada's request, the operation fee can be renegotiated every five years.
For Extraordinary Operation Expenses such as major equipment repair, maintenance or modifications not due to operator negligence, Ormat Nevada is reimbursed the actual cost and expenses, plus a 10 percent mark-up. There are no bonus or performance incentive provisions in the Agreement. Costs are accurately reflected in the Financial Projections.

At least sixty days prior to each calendar year, Ormat Nevada is required to submit a proposed operating plan and budget including a monthly breakdown of anticipated extraordinary operation expenses.

The Ormesa O&M Agreement sufficiently addresses the critical elements of the
Project's operation and maintenance. While there are no direct incentive provisions, based on the ownership structure between the Parties and historical performance, the Ormesa O&M Agreement appears to be adequate for continued
operation of the Project.

AMENDED AND RESTATED WATER SUPPLY AGREEMENT

An Amended and Restated Water Supply Agreement with IID was entered into on
March 6, 1990 to provide up to 10,000 acre-feet, annually, of Colorado River water to the Project from IID's existing canal system. The Project is also allowed to discharge drain water into the IID drainage system. The agreement terminates upon the termination or expiration of the Project PPAs, but is not to extend beyond March 6, 2020. Water rates are based on IID's current industrial water rate. Discharge rates, also adjusted for current industrial rates apply to drainage water in excess of 15 percent of the IID water used by the Project and in excess of 5 percent of ground water pumped from wells. The Project is responsible for any costs necessary to maintain or improve canal water retrieval systems.

The Water Supply Agreement has been adequate to meet historical water requirements at Ormesa.

5.3   BRADY AND DESERT PEAK

POWER PURCHASE AGREEMENT

On October 5, 1990, Brady Power Partners (BPP) (as successor to Nevada
Geothermal Power Partners) entered into a Long Term Agreement For The Purchase
And Sale Of Electricity with SPPC (The Brady PPA was amended on July 12, 1991 and June 24, 2002. The parties have also exchanged various correspondence and entered into various consents and assignments which have modified some terms, conditions and exhibits in the agreement since October 5, 1990.

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                                                        CONTRACTS AND AGREEMENTS
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The term of the Brady PPA is 30 years from the Brady plant COD of August 20,
1992 resulting in a termination date of August 2022. Contract capacity ranges from 17,700 to 19,900 kW monthly with an annual monthly average of 18,700 kW.
SPPC is obligated to purchase up to 188,877,610 kWh per year of energy at the
PPA rates. BPP has the right to market any energy above 188,877,610 Kwh per year
(Excess Energy). SPPC has the first right to purchase any Excess Energy. BPP has the right to economically dispatch the Project for up to 6 million kWh per year with SPPC, who has the right of first refusal to purchase this power.

Monthly capacity payments specified in the Brady PPA are (1) equal to the sum of two-thirds times $20.25/kW-month and one-third times $14.62/kW-month for years
1-20 (through 2012) and (2) equal to the sum of two-thirds times $8.88/kW-month and one-third times $6.41/kW- month thereafter. At the end of each contract year, SPPC calculates the three-year rolling average of the peak period capacity. If the average is below 95 percent and greater than or equal to 85 percent of the peak period value, then the capacity rate for the following year is reduced 1.0 percent for each percent or portion thereof that the average is below 100 percent. If the three-year rolling average is less than 85 percent, then the Project may be permanently derated. A settlement agreement dated
February 16, 2001 and Amendment 2 provide for a one-time waiver of the three-year rolling average calculation for the contract year ending August 2002.

Energy rates are based on deliveries during specified winter and summer seasons for on-peak, mid-peak, and off-peak periods. Two-thirds of the energy rate is escalated annually on a fixed (4 percent) basis and one-third of the energy rate is escalated annually based on a three-year rolling average of the change in the
GDP deflator during the prior calendar year.

The Brady PPA is properly modeled in the Financial Projections.

SETTLEMENT AGREEMENT

On May 1, 2002, ConAgra Foods Inc. (ConAgra) entered into a Settlement Agreement with BPP, ORNI 1, LLC, ORNI 2, LLC, Ormat Nevada, and Ormat Technologies, Inc.
to provide geothermal fluid to ConAgra's Gilroy food-processing plant, located adjacent to the Project, between May 10 and December 10 of each calendar year.
The term of the Settlement Agreement expires on December 31, 2019. ConAgra agrees to pay BPP on a monthly basis, an hourly fee of $30 for each hour that the geothermal fluid is supplied with an annual cap of $154,080.

OPERATION AND MAINTENANCE AGREEMENT

BPP entered into an Operation and Maintenance Agreement (Brady O&M Agreement)
with Ormat Nevada Inc. on January 1, 2002 for operation and maintenance of the
BPP Project including power plants and wells. The agreement remains in effect until expiration or termination of the Brady PPA. BPP is required to pay Ormat
Nevada a fixed monthly fee of $250,000 (2001 $) subject to annual adjustment based on the Consumer Price Index. The monthly fee covers all costs associated with the ordinary maintenance of the Project including labor, parts, consumables and fees and costs of subcontractors. At Ormat Nevada's request, the operation fee can be renegotiated every five years. For extraordinary operation expenses such as major equipment repair, maintenance or modifications not due to operator negligence, Ormat Nevada is reimbursed the actual cost and expenses plus a 10 percent mark-up. There are no bonus or performance incentive provisions in the
Agreement. Costs are accurately depicted in the Financial Projections.

At least sixty days prior to each calendar year, Ormat Nevada is required to submit a proposed operating plan and budget including a monthly breakdown of anticipated extraordinary operation expenses.

The Brady O&M Agreement sufficiently addresses the critical elements of the
Project's operation and maintenance. While there are no direct incentive provisions, based on the ownership structure between the Parties and historical performance of the identical Ormesa O&M Agreement, the Brady O&M Agreement appears to be adequate for continued operation of the BPP Project.

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                                                        CONTRACTS AND AGREEMENTS
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FLUID SUPPLY AGREEMENT

BPP entered into a Fluid Supply Agreement with Western States Geothermal Company on December 15, 2003. The agreement obligates Western States Geothermal Company to provide a sufficient supply of geothermal fluid to allow the Desert Peak 1 plant to produce 7 MW of capacity. The agreement is effective as of January 1,
2004 and remains in effect until the expiration or termination of the Brady PPA.
BPP is to pay Western States Geothermal Company 1.0 percent of the net revenues of Desert Peak 1 derived directly from the sale of electricity under the Brady
PPA and reimbursement of all rents and royalties.

INTERCONNECTION AGREEMENTS

The Agreements governing the BPP Project electrical interconnection with SPPC are discussed in Section 5.5.

5.4   STEAMBOAT

POWER PURCHASE AGREEMENTS

Steamboat 1 and 1A

On November 18, 1983, Steamboat (as successor to Geothermal Development
Associates) entered into an Agreement For The Purchase And Sale Of Electricity
(Steamboat 1 PPA) with SPPC. The Steamboat 1 PPA was amended on March 6, 1987.
The term of the Steamboat 1 PPA continues through December 5, 2006 and thereafter continues year to year unless either party elects to terminate.
Energy and capacity rates are based on the SRAC rates in effect for each billing period.

On October 29, 1988, Steamboat (as successor to Far West Capital, Inc.) entered into a Long Term Agreement For The Purchase And Sale Of Electricity (Steamboat
1A PPA) with SPPC. The term of the Steamboat 1A PPA is 30 years from the COD of
December 1988, resulting in a termination date of 2018. Commencing on the tenth anniversary of the plant's COD and continuing for the balance of the term, payments are based on the Short Term Rates Cogeneration and Small Power
Production Schedule.

Ormat has indicated that upon completion of the Galena unit, a new PPA will be negotiated to replace the existing Steamboat 1/1A PPAs. Ormat is negotiating a
PPA for the Galena Plant, which will, in part, replace the existing Steamboat
1/1A PPA. The Financial Projections represent the shift in revenues from
Steamboat 1/1A to Galena beginning in 2006.

Steamboat 2 and 3

Steamboat 2 and 3 each have separate, but essentially identical, PPAs. Unless otherwise noted, the following description applies to both PPAs.

On January 24, 1991 and January 18, 1991 Steamboat (as successor to Far West
Capital, Inc.) entered into respective Long Term Agreements For The Purchase And
Sale Of Electricity (Steamboat 2 and Steamboat 3 PPAs) with SPPC. The Steamboat
2 PPA was amended on October 29, 1991 and October 29, 2002. Both amendments addressed change in the COD of Steamboat 2. The October 29, 2002 amendment was between SPPC and First Interstate Bank of Nevada, N.A. as Owner Trustee.

The term of the Steamboat 2 and 3 PPAs is 30 years from the COD of December 1992 resulting in a termination date of 2022. Contract capacity ranges from 9,140 to
13,460 kW monthly with an annual monthly average of 12,000 kW. Steamboat 2 and 3 have the right to economically dispatch each plant for up to 11.14 million kWh per year with SPPC having the right of first refusal to purchase this power.

Capacity payments specified in the Steamboat 2/3 PPAs are $19.04/kW month for years 1-14 and $14.00/kW month thereafter. At the end of each contract year,
SPPC calculates the three-year rolling average of the peak period capacity. For years 1-14, if the average is below 95 percent and greater than or equal to 85 percent of the peak period value, then the capacity rate for the following year is reduced 1.0 percent for each percent or portion thereof

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                                                        CONTRACTS AND AGREEMENTS
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that the average is below 100 percent. For years 15-30, the capacity rate reduction increases from 1.0 percent to 1.3 percent. If the three-year rolling average of the peak capacity is less than 85 percent, then Steamboat is required to pay SPPC $1.0 million (1992 $) in liquidated damages.

The energy base rate specified at the time the PPAs were executed was $0.025 per
kWh. The energy rate is escalated annually at a fixed 4.12 percent basis for years 1-14 and at 3.0 percent for years 15-30.

The Steamboat 2 and 3 PPAs are properly modeled in the Financial Projections.

OPERATION AND MAINTENANCE AGREEMENT

ORNI 7, LLC and Steamboat Geothermal LLC entered into an Amended and Restated
Operation and Maintenance Agreement (Steamboat O&M Agreement) with Ormat Nevada
Inc. on December 8, 2003 for operation and maintenance of the Steamboat Project power plants and wells, including Galena. Steamboat Development is to become a party to the agreement as of the closing of the offering. The agreement remains in effect until expiration or termination of the Steamboat PPAs. Upon completion of the acquisition of Steamboat 2/3, Steamboat 1/1A/2/3 are to all be operated and maintained under the same O&M agreement. Upon completion of the Galena plant, its operations and maintenance are also to be governed by the same O&M agreement with Ormat Nevada, Inc.

Steamboat is required to pay Ormat Nevada a fixed monthly fee of $246,250 subject to annual adjustment based on the Consumer Price Index. The monthly fee covers all costs associated with the ordinary maintenance of the Project including labor, parts, consumables and fees and costs of subcontractors. At
Ormat Nevada's request, the operation fee can be renegotiated every five years.
For extraordinary operation expenses such as major equipment repair, maintenance, or modifications not due to operator negligence, Ormat Nevada is reimbursed the actual cost and expenses plus a 10 percent mark-up. There are no bonus or performance incentive provisions in the Agreement. Costs are accurately reflected in the Financial Projections.

At least sixty days prior to each calendar year, Ormat Nevada is required to submit a proposed operating plan and budget including a monthly breakdown of anticipated extraordinary operation expenses.

The Steamboat O&M Agreement sufficiently addresses the critical elements of the
Project's operation and maintenance. While there are no direct incentive provisions, based on the ownership structure between the parties and historical performance of the identical Ormesa O&M Agreement, the Steamboat O&M Agreement appears to be adequate for continued operation of the Project.

INTERCONNECTION AGREEMENTS

The agreements governing Steamboat's electrical interconnection with SPPC are discussed in Section 5.5.

GALENA ENGINEERING PROCUREMENT AND CONSTRUCTION CONTRACT

Ormat Nevada, Inc. and ORNI 7 are negotiating an Engineering, Procurement and
Construction Contract (EPC Contract) for the completion of an approximately 22.7
MW geothermal power plant, to be named the Galena plant (Facility). The Galena plant is an expansion of the Steamboat site. The $25.8 million in the Financial
Projections includes the debt, which is to be funded by proceeds from this offer, and equity. A portion of the equity will be used by ORNI 7 to fulfill its obligation under the EPC Contract.

Ormat Nevada agrees to provide development support, design, engineering, procurement, construction, commissioning, and performance testing of Galena. The
EPC Contract sets forth more specific responsibilities of Ormat Nevada.

ORNI 7 agrees to, among other things, make available the site, arrange for utilities, prepare all environmental assessments, provide operational support, provide a geothermal heat resource in the time frame required by Ormat Nevada, and to maintain and make available the geothermal piping gathering system. Stone
& Webster believes that ORNI 7 will be able to perform its obligations in a manner that will support the construction, commissioning, testing and completion of the Galena plant in accordance with the schedule set forth in the EPC
Contract. It is Stone &

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Webster's understanding that $25.8 million of the funds from the bond offering will be used to capitalize the Galena plant. This level of funding should be sufficient to support ORNI 7's obligation to complete the plant construction, including the extension of the gathering system.

The Galena plant will operate as an integrated plant with the existing Steamboat plants just as the 1, 1A, 2, and 3 plants are currently being operated. Prior to the commencement of commissioning activities of the Galena plant, the Steamboat
1, 1A, 2, and 3 plants will have to shutdown to allow for the inter-tie of (i)
the geothermal piping gathering system and related valves and controls to the
Galena plant, (ii) the instrumentation and control system to the overall site control room, and (iii) the Galena plant to the existing switchyard for export of power to Nevada Power Co. (NPC). The shutdown of the existing Steamboat plants is contemplated to be done during off-peak period for short durations;
the total duration of the shutdowns will most likely not exceed three days. Some of the shutdowns can take place without taking Steamboat 2/3 off line, thus minimizing the impact of any lost generation. Once testing starts that require geothermal fluid to functionally test the Galena plant in preparation for performance testing, Steamboat 1/1A will be shutdown, and the geothermal fluid will be used to support Galena plant testing while maintaining flow to Steamboat
2/3 in order to maximize energy and capacity revenues during this transition time.

The anticipated notice-to-proceed date is currently scheduled for February 15,
2004. Based on this date, the guaranteed completion date is May 30, 2005. Any delay in the notice-to-proceed date could result in a slip in the interim schedule milestones and the guaranteed completion date.

Compensation to Ormat Nevada is to be in accordance with a milestone payment schedule. The milestone payment schedule set forth in the EPC Contract includes nine payment events. The payment approval process is subject to approval by ORNI
7 and an independent engineer. It is expected that Stone & Webster will act as independent engineer under the EPC Contract.

Acceptance of the facility is based on Ormat Nevada satisfying the conditions of final acceptance. There are no provisions for mechanical completion or substantial completion.

The EPC Contract includes testing provisions similar to those customarily considered mechanical completion tests. It also includes tests for final acceptance, which include a Net Electricity Delivery Test.

Liquidated damages for delay in final acceptance equal 0.2 percent per day for each day that elapses between the guaranteed completion date and the final acceptance date. Liquidated damages for failure to meet performance guarantees are effective if the results of the performance test are more than 1.0 percent below the performance guarantee. The liquidated damages are equal to 1.1 percent of the contract price for each percentage point of capacity deficiency.

The Financial Projections do not account for energy revenues from the Galena
Plant until January 2006 which is seven months after the guaranteed completion date of May 30, 2005. Stone & Webster believes that completion will occur by the guaranteed completion date or very soon thereafter; therefore, the liquidated damages for delay most likely will not have to cover lost revenues. ORNI 7's costs in the event of completion delay are very minimal.

Under the EPC Contract, non-performance attributable to equipment is a contractor risk, which is offset by the liquidated damages (LDs), which in turn will be used to reduce bondholder debt. The performance of the Galena plant is largely dependent upon two factors: plant design and the availability of geothermal fluid with properties consistent with the design basis of the plant.
Based on our review of the EPC Contract scope of work and the plant design details, we believe that if the plant is constructed in accordance with the EPC
Contract, the plant will be able to satisfy 1) the performance guarantee, 2) the assumptions of capacity and production in the base case Financial Projections, and 3) fulfill its performance obligations under the Galena PPA that is under negotiation. Based on our review of the GeothermEx report, geothermal fluid with properties consistent with the properties set forth in the plant design basis is available. As stated in previous sections of this report, the Galena Plant will rely on known and established geothermal resources with the Steamboat site.
Stone & Webster also believes there is margin in the base case Galena production assumptions used in the Financial Projections relative to the design capacity.
This being said, Stone & Webster believes there is very little risk to the bondholders attributable to plant non-performance.

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                                     Page 34

                                                        CONTRACTS AND AGREEMENTS
================================================================================

The warranty period extends for a period of 12 months from the final acceptance date, and in the event there is re-work, the warranty will be extended for 12 months from the re-work date, but in no event is the total warranty period to exceed 24 months.

5.5   PROJECTS INTERCONNECTION AGREEMENTS

The Projects have entered into various electrical interconnection arrangements either through interconnection agreements, PPAs, plant connection agreements and transmission services agreements. The agreements identify the responsible parties, and provide the terms and conditions for designing, installing, operating, and maintaining a connection from the plants to the bulk power grid.

Key technical aspects of the agreements include the contract capacity of the interconnection, the physical location or point of interconnection, identification of the portions of the interconnection supplied by the grid owner, identification of the portions of the interconnection provided by the generator, and costs and schedules, and responsibilities for construction of the interconnection. As part of the design of the interconnection, system impact studies (SIS) are performed to evaluate any negative impact to the design ratings of existing equipment in the vicinity of the interconnection. Since the interconnections for the Projects are completed and any mitigation of system impacts has been addressed, discussion of interconnection activities prior to construction completion or are not discussed further in this report.

The agreements that govern the electrical interconnection of the Projects are summarized in Table 5-1.

                                    TABLE 5-1
                      SUMMARY OF INTERCONNECTION AGREEMENTS

---------------------  ---------------------------------------------------------
        PLANT             CURRENT INTERCONNECTION FACILITIES AGREEMENT
---------------------  ---------------------------------------------------------
Mammoth G1             Amended and Restated Purchase and Sales Agreement between
                       Mammoth and SCE executed December 2, 1986.
---------------------  ---------------------------------------------------------
Mammoth G2             Amendment 1 of the Power Purchase Contract between
                       Mammoth and SCE was executed on October 27, 1989.
---------------------  ---------------------------------------------------------
Mammoth G3             Amendment No. 1 of the Power Purchase Contract between
                       Pacific Lighting Energy Systems and SCE was executed on
                       October 27, 1989.
---------------------  ---------------------------------------------------------
GEM 2                  Plant Connection Agreement for the Geo East Mesa Limited
                       Partnership Unit No. 2 between Imperial Irrigation
                       District and Geo East Mesa Limited Partnership dated
                       March 21, 1989, Transmission Service Agreement for the
                       Geo East Mesa Limited Partnership Unit No. 2 between
                       Imperial Irrigation District and Geo East Mesa Limited
                       Partnership, dated March 21, 1989.
---------------------  ---------------------------------------------------------
GEM 3                  Plant Connection Agreement for the Geo East Mesa Limited
                       Partnership Unit No. 2 between Imperial Irrigation
                       District and Geo East Mesa Limited Partnership, dated
                       March 21, 1989. Transmission Service Agreement for the
                       Geo East Mesa Limited Partnership Unit No. 3 between
                       Imperial Irrigation District and Geo East Mesa Limited
                       Partnership, dated March 21, 1989.
---------------------  ---------------------------------------------------------
OG I                   Plant Connection Agreement for the Ormesa Geothermal
                       Plant between Imperial Irrigation District and Ormesa
                       Geothermal dated October 1, 1985, Transmission Service
                       Agreement for the Ormesa I, Ormesa IE and Ormesa IH
                       Geothermal Power Plants between Imperial Irrigation
                       District and Ormesa Geothermal dated October 3, 1989.
---------------------  ---------------------------------------------------------
OG IE                  Plant Connection Agreement for the Ormesa IE
                       Geothermal Power Plant between Imperial Irrigation
                       District and Ormesa IE, dated October 3, 1989.
                       Transmission Service Agreement for the Ormesa I, Ormesa
                       IE and Ormesa IH Geothermal Power Plants between Imperial
                       Irrigation District and Ormesa Geothermal, dated October
                       3, 1989.
---------------------  ---------------------------------------------------------
OG IH                  Plant Connection Agreement for the Ormesa IH
                       Geothermal Power Plant between Imperial Irrigation
                       District and Ormesa IH, dated October 3, 1989.
                       Transmission Service Agreement for the Ormesa I, Ormesa
                       IE and Ormesa IH Geothermal Power Plants between Imperial
                       Irrigation District and Ormesa Geothermal, dated October
                       3, 1989.
---------------------  ---------------------------------------------------------

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                                     Page 35

                                                        CONTRACTS AND AGREEMENTS
================================================================================

---------------------  ---------------------------------------------------------
        PLANT             CURRENT INTERCONNECTION FACILITIES AGREEMENT
---------------------  ---------------------------------------------------------
OG  II                 Power Purchase Contract between Southern California
                       Edison Company and Ormat Systems Inc. dated June 13,
                       1984, [Plant Connection Agreement dated May 26, 1987
                       between Ormesa and IID.]
---------------------  ---------------------------------------------------------
OG I, OG IE, OG IH,    IID-Edison Transmission Service Agreement for
OG II                  Alternative Resources between Imperial Irrigation
                       District and Southern California Edison, dated September
                       26, 1985, Amendment No 1, dated August 25, 1987.
---------------------  ---------------------------------------------------------
Brady/Desert           Amendment 2, dated June 17, 2002, to the Long Term
Peak                   Agreement for the Purchase and Sale of Electricity
                       between SPPC and Nevada Geothermal Power Partners
---------------------  ---------------------------------------------------------
Steamboat 1            Agreement for the Purchase and Sale of Electricity
                       between SPPC and Geothermal Development Associates,
                       dated November 18, 1983.
---------------------  ---------------------------------------------------------
Steamboat 1A           Long Term Agreement for the Purchase and Sale of
                       Electricity between SPPC and Far West Capital, Inc.,
                       dated October 29, 1988. Special Facilities Agreement
                       between SPPC and Far West Capital, Inc., dated October
                       29 1988.
---------------------  ---------------------------------------------------------
Steamboat 2            Long Term Agreement for the Purchase and Sale of
                       Electricity between SPPC and Far West Capital, Inc.,
                       dated January 24, 1991. Special Facilities Agreement
                       between SPPC and First Interstate Bank of Nevada, N.A.,
                       dated April 24, 1992.
---------------------  ---------------------------------------------------------
Steamboat 3            Long Term Agreement for the Purchase and Sale of
                       Electricity between SPPC and Far West Capital, Inc.
                       dated January 18, 1991 Special Facilities Agreement
                       between SPPC and First Interstate Bank of Nevada, N.A.
                       dated April 24, 1992.
---------------------  ---------------------------------------------------------

The Mammoth Project delivers its energy and capacity to SCE. The Ormesa Project delivers its energy and capacity to SCE via IID. Both of these Projects are subject to the same technical electrical interconnection requirements established by SCE. Stone & Webster is not aware of any technical problem or limitation with the electrical interconnections of the Mammoth and Ormesa
Projects.

The Brady/Desert Peak Project and the Steamboat Project deliver their energy and capacity to SPPC. Both of these Projects are subject to the same technical electrical interconnection requirements for small power producers established by
SPPC. Stone & Webster is not aware of any technical problem or limitation with the electrical interconnection of the Brady/Desert Peak and Steamboat Projects.

--------------------------------------------------------------------------------
                                     Page 36

================================================================================

                                   SECTION 6.0
                              FINANCIAL PROJECTIONS

Stone & Webster reviewed the Financial Projections for this bond offering. The
Financial Projections generate the income and cash flows for the Projects from
2004 through the end of the individual PPA terms. The resulting incomes and cash flows from each Project are subsequently rolled together to generate consolidated income and cash flow statements. Our review of the Financial
Projections focused on the reasonableness and completeness of the inputs for determining capacity and energy production, operating costs, revenues, capital expenditures, and consistency with the major Project documents. Stone & Webster also reviewed the structure of the spreadsheet model and key mathematical formulas for accuracy and consistency with project documents. Consolidated income and cash flow statements prepared by Stone & Webster on the basis of the
Financial Projections are in Attachment II.

Due to uncertainties necessarily inherent in relying upon assumptions and projections, it should be anticipated that actual operating results could differ, perhaps materially, from those assumed and described herein.

6.1   REVENUES

The individual Project revenues are generated from the sale of capacity and energy to their respective off-takers through a total of ten long-term PPAs. The plants at the Mammoth, Ormesa, and Brady/Desert Peak sites are also capable of earning capacity bonus payments based on meeting minimum performance requirements. The projected capacity and energy payments to each Project are consistent with the terms of the ten PPAs.

The percent distribution of the total annual revenues between the four Projects is shown in the following table. On average, approximately 13 percent of the total annual revenues realized by Ormat are from the Mammoth Project (accounting for 50 percent of the total Mammoth Project revenues); 44 percent of the total annual revenues are from the Ormesa Project; 15 percent of the total annual revenues are from the Brady/DP Project; and 28 percent of the total annual revenues are from the Steamboat Project.

                                    TABLE 6-1
                    PERCENT DISTRIBUTION OF PROJECT REVENUES

                                                      PERCENT DISTRIBUTION OF TOTAL REVENUES
                                                               BETWEEN THE PROJECTS
                                    ---------------------------------------------------------------------------
                                                                       5-YEAR        10-YEAR        17-YEAR
             PROJECT                  2004       2005       2006       AVERAGE        AVERAGE        AVERAGE
             -------                ---------  ---------  ---------  -------------  -------------  ------------

MAMMOTH (50% OWNERSHIP)
     Capacity Revenues (%)             3.0        3.0        2.9          3.0            3.0            2.9
     Energy Revenues (%)               8.6        8.5        8.8          8.5            8.7           10.2
     Bonus and Other (%)               0.7        0.7        0.7          0.7            0.7            0.7
                                    ---------  ---------  ---------  -------------  -------------  ------------
     Net Revenues (%)                 12.4       12.2       12.5         12.2           12.3           13.8
ORMESA
     Capacity Revenues (%)            11.7       11.6       10.7         11.3           11.1            9.9
     Energy Revenues (%)              34.4       33.8       30.8         31.2           31.3           29.8
     Bonus and Other (%)               1.8        1.8        1.7          1.8            1.7            1.5
                                    ---------  ---------  ---------  -------------  -------------  ------------
     Net Revenues (%)                 47.9       47.3       43.1         44.2           44.2           41.2
BRADY AND DESERT PEAK
     Capacity Revenues (%)             5.5        5.9        5.4          5.6            4.9            3.8
     Energy Revenues (%)              10.6       10.7        9.9         10.6           10.8           12.0
     Bonus and Other (%)               0.2        0.2        0.2          0.2            0.2            0.2
                                    ---------  ---------  ---------  -------------  -------------  ------------
     Net Revenues (%)                 16.2       16.8       15.5         16.4           16.0           16.0
STEAMBOAT
     Capacity Revenues (%)             7.8        7.7        7.0          7.1            6.2            6.2
     Energy Revenues (%)              15.6       16.1       21.9         20.1           21.3           22.9
     Bonus and Other (%)               0.0        0.0        0.0          0.0            0.0            0.0
                                    ---------  ---------  ---------  -------------  -------------  ------------
     Net Revenues (%)                 23.5       23.8       29.0         27.2           27.5           29.1

--------------------------------------------------------------------------------
                                     Page 37

                                                           FINANCIAL PROJECTIONS
================================================================================

Energy revenues are based on the energy delivered to the respective off-taker.
Historic and projected energy production for each Project is graphically presented in Attachment II. The following factors were taken into account for projected energy production. It should be noted that in all instances where we have cited resource characteristics and performance parameters, we have relied upon the GeothermEx report and have not independently verified the properties or reserve bases.

MAMMOTH

o     Projected production for 2004 is 223,347 MWh. This value is consistent with historic data.

o     An increase of approximately 30,500 MWh of energy sales in 2006 reflects the completion of the Mammoth Project Enhancement.

o     After 2006, the resource is projected to decline at an annual value equal to 1.1 percent of the 2006 production value. This percent reduction in generation correlates to an assumed reduction of 1 Degree F in resource temperature. Since 1998, the average generation decline has been about 1.0 percent with temperature reductions of approximately 1 Degree F per year.

ORMESA

o     The 2004 base case assumption is a total production of 445,000 MWh. This value is based on an increase in production resulting from modifications made to the Project during 2003. This production level was successfully demonstrated in 2003 via a seven-day acceptance test.

o     The net generation is modeled to decline at a 1.0 percent annual rate.
      This rate represents an annual temperature decline of 1 Degree F per year.
      These assumptions are conservative given the past performance of the
      Project and the operating methods practiced by Ormesa. Due to the number of available wells and the plant configuration, Ormesa has a large degree of operational flexibility that allows them to offset production losses resulting from resource cooling, thus reducing the effect of resource cooling.

BRADY AND DESERT PEAK

o     The 2004 base case assumption is a total net electric energy production of
      176,279 MWh with Brady contributing 129,279 MWh and Desert Peak contributing 52,000 MWh. The net energy production includes the transfer of steam to ConAgra, which is equivalent to 5,000 MWh per year. The Brady contribution is consistent with historic data. The Desert Peak contribution is based on historic data and the anticipated increase in production resulting from reconfiguration of a well from injection to production. January 2003 operating data confirm the ability of Desert Peak to deliver 52,000 MWh.

o     The Brady net generation is modeled to decline by 2.25 percent of the 2003 production level each year after 2003. This rate represents an annual temperature decline of 2.5 Degree F per year. This reduction in energy production is based on the theoretical fluid flow expected after ten years assuming an annual temperature decline of 2.5 Degree F. The assumptions used to determine the theoretical fluid flow and the effect on production are conservative.

o    The Desert Peak net generation does not decline in the model except for a maintenance cycle every three years, which results in a production decrease of 1,000 MWh. The reason that Desert Peak's net generation accounts for this decrease is that it has a single turbine and generator that require overhauls approximately every three years. The entire plant is shutdown for this overhaul. Net generation is assumed to be constant due to the excess geothermal reserves at the Desert Peak field.

STEAMBOAT

o     Projected production for Steamboat 1/1A and Steamboat 2/3 for the years
      2004 and 2005 are based on historic performance.

--------------------------------------------------------------------------------
                                     Page 38

                                                           FINANCIAL PROJECTIONS
================================================================================

o     After 2005, the Financial Projections reflect the current operating plan of redirecting all of the brine flow currently supplying Steamboat 1/1A and one-third of the brine flow currently supplying Steamboat 2/3 to the
      Galena plant. In the Financial Projections the construction of Galena is expected to be completed by the beginning of 2006.

o     Initial Galena output is projected to be 183,635 MWh (or approximately
      21.5 MW) in 2006. This value is consistent with the heat balances generated for the new unit based on review of the EPC Contract Scope Book and associated flow diagrams and heat balances.

o     Since one-third of the flow to Steamboat 2/3 will be redirected to Galena, the expected Steamboat 2/3 production will be less the contractual requirement of 210,000 MWh. To make up the shortfall, a portion of the power generated by Galena will be credited to Steamboat 2/3. The Financial
      Projections reflect a constant net production of 210,000 MWh at Steamboat
      2/3. The projected Galena net production includes auxiliary loads at
      Steamboat 2/3 and Galena and decreases in production resulting from resource temperature declines. This treatment allows for maximum revenue generation under the current PPAs.

o     Energy revenues from Galena, starting in 2006, are based on an energy payment of 5.2 cents per kWh escalated at 1.0 percent per year. No capacity payments for Galena have been modeled in the Financial
      Projections.

o     The Galena plant is scheduled to be complete by May 31, 2005. After the
      Galena plant is operational, the Steamboat Project energy production is projected to decline at an annual value equal to 1.9 percent of the total
      2006 net production. This decline corresponds to a temperature decline of
      1.8 Degree F. This generation decline is consistent with historic data.

6.2   OPERATING EXPENSES

The Financial Projections include costs for O&M fees, field O&M, royalty and lease payments, insurance and taxes. The operating costs generally appear conservative and reasonable compared to historic expenses. The O&M and labor expenses are escalated at 2 percent per annum.

6.3   MAJOR MAINTENANCE AND CAPITAL EXPENDITURES

Due to the modular design of the Projects, individual equipment units can be overhauled without significantly affecting production and without resulting in periodic spikes in overhaul and major maintenance expenses as typically observed with standard fossil fuel electric generation plants. For these reasons, the projected major maintenance expenses for the Projects are generally steady from year to year and comprise less than 10 percent of the direct O&M expenses. The thorough and prudent routine O&M program practiced at each Project also contributes to lower major maintenance costs. Stone & Webster believes that the projected major maintenance costs are reasonable on the basis of historic data and the operating philosophies practiced by Ormat or its affiliate companies.

6.4   SENSITIVITY ANALYSIS

In geothermal projects, generally there are three primary elements that can negatively affect energy production: 1) declining geothermal fluid flow, 2)
accelerated resource cooling and 3) increased equipment failures. It was agreed by GeothermEx, Ormat and Stone & Webster that, on the basis of historic operating data, a declining rate of geothermal fluid flow was less of a concern for these four Projects than declining resource temperatures. Equipment failures will affect the projects in two ways: 1) increased O&M costs and 2) decreased equipment availability. Stone & Webster performed three sensitivity analyses to determine the impact of declining resource temperatures, unexpected increases in
O&M costs and reduced equipment availability on the Financial Projections and the debt service coverage ratios (DSCRs). Additionally, the effect of a decrease
SRAC energy rates was investigated. Results of the sensitivity analyses are set forth in Table 6-2. The sensitivity analyses are described in more detail in the following section.

--------------------------------------------------------------------------------
                                     Page 39

                                                           FINANCIAL PROJECTIONS
================================================================================

                                    TABLE 6-2
                              SENSITIVITY ANALYSIS

        PARAMETER SENSITIVITY             MINIMUM DSCR    AVERAGE DSCR
-------------------------------------    -------------    ------------
Base Case                                     1.58            1.58
Accelerated Cooling                           1.26            1.47
5% Increase in O&M Costs                      1.50            1.51
2% Decrease in Availability                   1.54            1.55
15% Decrease in SRAC Energy Rates             1.34            1.43
Accelerated Cooling/Increased O&M             1.20            1.40
Decreased SRAC Rates/Increased O&M            1.27            1.36

      Note: The above sensitivity analysis assumes a total source of funds of
      $190 million amortized until 2020 at a bond coupon rate of 8.25%.

ACCELERATED COOLING SENSITIVITY

An annual cooling rate and an appropriate accelerated rate for each site were determined in discussions between GeothermEx, Ormat and Stone & Webster. Ormat provided the relationships between the temperature decline and the reduction in energy production listed in the following table. Stone & Webster confirmed these relationships through review of historical production data.

                                    TABLE 6-3
                         ACCELERATED COOLING SENSITIVITY
                               ANALYSIS PARAMETERS

                                                    BASE CASE                   ACCELERATED COOLING
                    RATE OF DECLINE               RATE OF ANNUAL            RATE OF ANNUAL TEMPERATURE
                  BASIC RELATIONSHIP(1)        TEMPERATURE DECLINE                    DECLINE
------------    -----------------------     --------------------------      --------------------------
   PLANT          DEGREE F        % MWH       DEGREE F           % MWH       DEGREE F           % MWH
------------    ------------      -----     ------------         -----      ------------        ------

Mammoth         1.0 Degree F      1.10%     1.0 Degree F         1.10%      1.5 Degree F         1.65%
Ormesa(2)       1.0 Degree F      1.00%     1.0 Degree F         1.00%      1.0 Degree F         1.00%
Brady           1.0 Degree F      0.90%     2.5 Degree F         2.25%      3.5 Degree F         3.15%
Desert Peak(3)  0.0 Degree F      0.00%     0.0 Degree F         0.00%      0.0 Degree F         0.00%
Steamboat       1.0 Degree F      1.10%     1.8 Degree F         1.98%      2.7 Degree F         2.97%

(1)   Percent decline in production (MWh) associated with each degree decline in resource temperature.

(2)   No change from the base case temperature decline was assumed in the accelerated cooling sensitivity case. The equipment and well configuration at Ormesa allows for maximum operational flexibility, allowing Ormat to have greater control over resource cooling than at the other three plants.

(3)   The energy production at Desert Peak is assumed to be constant without resource cooling. Since excess geothermal reserves are available at Desert
      Peak, cooling trends can be offset by increasing geothermal fluid flow, which allows for constant energy generation.

These assumptions provide a simplified approach for modeling the effect of resource cooling on energy production. It should be noted that the rate of resource cooling can vary from year to year and is dependent on a number of factors including operating strategy and geological occurrences. The actual rate of production decline at each property will be dependent on the actual rate of resource cooling at each geothermal field. However, the assumed base case rates of annual temperature decline and the associated declines in production outlined in the table above appear to be conservative and consistent with historic data.

The accelerated cooling sensitivity assumes that accelerated cooling will be experienced at all four projects. Although this would most likely not be the case in reality, it presents the worse case scenario for the sensitivity analysis.

--------------------------------------------------------------------------------
                                     Page 40

                                                           FINANCIAL PROJECTIONS
================================================================================

As a result of applying the accelerated cooling rates outlined above, the average DSCR was decreased from 1.58 to 1.47.

O&M COST SENSITIVITY

O&M costs can be increased as the result of several factors, including, but not limited to, increased equipment failures and increases in unit costs such as labor, parts and consumables. For this O&M cost sensitivity analysis, the fixed and variable O&M costs for each Project were increased by 5.0 percent. Once again, the likelihood of O&M costs increasing at all four Projects is highly unlikely, but this sensitivity presents a worse case scenario. The resulting average DSCR is 1.51.

AVAILABILITY SENSITIVITY

The assumed availability of each plant in the Financial Projections is 95 percent. Stone & Webster considers this base case value to be conservative.
Historically, the availability at the four plants has been in excess of 98 percent. These high availabilities are the function of plant configurations and
Ormat's operating strategy of scheduling maintenance to maximize availability and revenue. In most cases, there are multiple generating units at each site.
When one unit is taken out of service for either scheduled or unscheduled maintenance, the effect on the overall availability and production tends to be minimal. This is primarily because the geothermal fluid can be re-directed to the other units for additional production from the operating units.
Additionally, equipment failures are infrequent and quickly repaired.

For these reasons, the availability sensitivity was based on a reduction in availability of only 2 percent (from 95 percent to 93 percent). The average DSCR is 1.55 with a minimum DSCR of 1.54.

SRAC ENERGY RATE SENSITIVITY

After April 2007, the energy rates paid to the Ormesa and Mammoth Projects by
SCE will be dependent on SCE's SRAC. This rate can vary depending on the market conditions in the state of California. A sensitivity analysis was performed to determine the effect of decreasing the SRAC by 15 percent. The average DSCR decreased to 1.43 from the base case of 1.58.

COMBINED SENSITIVITY CASES

Two sensitivity cases were conducted to determine the effect of combining 1) the increased O&M cost case with the accelerated cooling case and 2) the increased
O&M cost case with the decreased SRAC case. The minimum DSCR values are 1.20 and
1.27, with average DSCR values of 1.40 and 1.36, respectively. Stone & Webster considers these two sensitivity cases to be extreme downside scenarios with a very remote chance of occurrence; however, these two sensitivity cases do demonstrate the robust nature of the Projects.

--------------------------------------------------------------------------------
                                     Page 41

================================================================================

                                  ATTACHMENT I

                               DOCUMENTS REVIEWED

================================================================================

                                                                    Attachment I
================================================================================

                             DOCUMENTS REVIEWED LIST

Lehman 144A Pro Forma and revisions through 1/22/04
Ormat Funding Corp Offering Memorandum and Revisions through 1/18/04
Ormat Funding Corp Contract Summaries and Revisions through 1/8/04
GeothermEx Report with Revisions through 1/16/04
Independent Technical Evaluation Covanta Geothermal Assets by Stone & Webster
for CSG Investments, Inc. November 2003
Mammoth Pacific G 1 Power Purchase Agreement dated October 20, 1983
Mammoth Pacific G 1 First Amendment to Power Purchase Agreement dated December
30, 1983
Mammoth Pacific G 1 Amended and Restated Power Purchase Agreement dated December
2, 1986
Amendment to Mammoth Pacific G 1 Amended and Restated Power Purchase Agreement
dated May 18, 1990
Mammoth Pacific G 2 Long Term Power Purchase Agreement dated April 15, 1985
Mammoth Pacific G 2 Amendment to Long Term Power Purchase Agreement dated
October 1989
Mammoth Pacific G 2 Amendment to Long Term Power Purchase Agreement dated
December 1989
Mammoth Pacific G 3 Long Term Power Purchase Agreement dated April 16, 1985
Mammoth Pacific G 3 Amendment to Long Term Power Purchase Agreement dated
October 1985
Mammoth Pacific G 3 Amendment to Long Term Power Purchase Agreement dated
December 1989
Mammoth Pacific G 1 Amended Agreement Addressing Renewable Energy Pricing and
Payment Issues dated November 30, 2001
Mammoth Pacific G 2 Amended Agreement Addressing Renewable Energy Pricing and
Payment Issues dated November 30, 2001
Mammoth Pacific G 3 Amended Agreement Addressing Renewable Energy Pricing and
Payment Issues dated November 30, 2001
Mammoth Plant Operating Services Agreement dated January 1, 1995
Letter Agreement dated December 17, 2003 re: O&M
Great Basin Unified Air Pollution Control District Permits to Operate G1, G2, &
G3
Great Basin Unified Air Pollution Control District Permits to Operate Injection,
Production, Observation, Exploration Wells
CA Regional Water Quality Control Board Waste Discharge Requirements Plant &
Injection Wells G1
CA Regional Water Quality Control Board Waiver for Waste Discharge Requirements
G2 & G3
CA Division of Oil & Gas Report on Proposed Geothermal Operations (Production &
Injection Wells) G1, G2 & G3
CA Division of Oil & Gas Injection Reports
CA Division of Oil & Gas Injection Profile Survey
CA Division of Oil & Gas Production Well Start-up Pits HGC Production Wells
CA Division of Occupational Safety and Health Permits to Operate Air Pressure
Tanks
Mono County Planning Commission Conditional Use Permit G1
Mono County Planning Commission Conditional Use Permit G2
Mono County Monitoring License Agreement Well No. CW 3
Bonneville Pacific Corp. Mitigation Agreement Monitoring well
Los Angeles Dept. of Water & Power License Agreement Monitoring Well No. 28-34
Bureau of Land Management Record of Decision G3
Bureau of Land Management Power Plant License G3
Bureau of Land Management Geothermal Utilization Permit for G3 Geothermal
Project
Bureau of Land Management Plan of Baseline Data Collection
Bureau of Land Management Plan for Monitoring Well Operation
Harris Group Inc. East Mesa Report 12/31/02
Harris Group Inc. Report - East Mesa Performance Test Results
IID Participants Memorandum of Understanding dated August 1, 1986
Interim Distribution Service Agreement Between IID and East Mesa dated March 8,
1999
MOU between IID and Ormesa dated November 21, 2002
Amended and Restated Water Supply Agreement between IID and Trigor Geothermal dated March 6, 1990
Operation and Maintenance Agreement between Ormesa LLC and Ormat Nevada dated
April 15, 2002
Energy Services Agreement between IID and Ormesa dated February 11, 2003
Plant Connection Agreement between IID and Ormesa Geothermal dated October 1,
1985
Plant Connection Agreement between IID and Ormesa IH dated October 3, 1989

--------------------------------------------------------------------------------
                                     Page 1

                                                                    Attachment I
================================================================================

Plant Connection Agreement between IID and Ormesa IE dated October 21, 1988
Plant Connection Agreement between IID and Ormesa Geothermal II dated May 26,
1987
Plant Connection Agreement between IID and Geo East mesa Limited re GEM 2 plant dated March 2, 1989
Plant Connection Agreement between IID and Geo East Mesa Limited re GEM 3 plant dated March 2, 1989
Transmission Services Agreement between IID and Geo East Mesa No. 2 dated March
21, 1989
Transmission Services Agreement between IID and Geo East Mesa No. 3 dated March
21, 1989
Transmission Services Agreement between IID and Ormesa Geothermal for Ormesa I,
IE, IH dated October 3, 1989
Transmission Services Agreement for Alternate Resources between IID and SCE dated September 26, 1985
Amendment No. 1 for the Transmission Services Agreement for Alternate Resources
between IID and SCE dated August 25, 1987
Power Purchase Contract between SCE and Republic Geothermal dated July 18, 1984
(OG I)
Amendment 1 to the Power Purchase Contract between SCE and Republic Geothermal dated December 23, 1988
Agreement Addressing Renewable Energy Pricing and Payment Issues between SCE and
Ormesa dated June 19, 2001 (OG I)
Amendment 1 to the Agreement Addressing Renewable Energy Pricing and Payment
Issues between SCE and Ormesa dated November 21, 2001
Power Purchase Contract between SCE and Ormat Systems dated June 13, 1984 (OG
II)
Agreement Addressing Renewable Energy Pricing and Payment Issues between SCE and
Ormesa dated June 19, 2001 (OG II)
Amendment 1 to the Agreement Addressing Renewable Energy Pricing and Payment
Issues between SCE and Ormesa dated November 21, 2001 (OG II)
Covanta Energy Geothermal Assets IM
East Mesa Geothermal Description of Maintenance Program
East Mesa Plant Equipment List
East Mesa Inventory
East Mesa Field Map
East Mesa Scope of Work for GEM 2 Steam Turbine Overhaul Conducted in 2003
Ormesa Geothermal Project Information Package
Ormesa 2003 Training Schedule
Ormesa Operating Statistics 1999-2002
Ormesa Quarterly Operating Reports 2001 and 2003
Ormesa Monthly Production Reports December 2000, 2001, 2002
Ormesa 2003 CapEx and MM
Ormesa 2003 Budget vs Actual
Ormesa 2004 Approved Budget
Ormesa BLM Lease Numbers and Areas for Wellfield and Plants
Imperial County Air Pollution Control District Operating Permit - OG I Plant and
21 Wells
Imperial County Air Pollution Control District Operating Permit - OG II Plant
and 14 Wells
Imperial County Air Pollution Control District Operating Permit - OG IE Plant
and 7 Wells
Imperial County Air Pollution Control District Operating Permit - OG IH Plant
and 8 Wells
Imperial County Air Pollution Control District Operating Permit - GEM and GEM 3
Plant and 39 Wells
Imperial County Air Pollution Control District Title V Operating Permit - GEM
and GEM 3 Plant and 39 Wells
Imperial County Public Health Department GEM 2/3 Small Water Permit (Potable
Water Treatment System)
CA Regional Water Quality Control Board Waste Discharge Order - OG I (Plant and
Well Field)
CA Regional Water Quality Control Board Waste Discharge Order - OG II (Plant and
Well Field)
CA Regional Water Quality Control Board Waste Discharge Order - OG IE (Plant and
Well Field)
CA Regional Water Quality Control Board Waste Discharge Order - OG IH (Plant and
Well Field)
CA Regional Water Quality Control Board Waste Discharge Order - GEM and GEM 3
(Plant and Well Field)
EPA Region 9 OG I RCRA Small Generator Permit
EPA Region 9 OG II RCRA Small Generator Permit
EPA Region 9 GEM and GEM 3 RCRA Small Generator Permit
Long Term Agreement for the Purchase and Sale of Electricity between Nevada
Geothermal Power Partners and SPPC dated October 5, 1990
Amendment to the Long Term Agreement for the Purchase and Sale of Electricity
between Nevada Geothermal Power Partners and SPPC dated July 12, 1991
Amendment No. 2 to the Long Term Agreement for the Purchase and Sale of
Electricity between Brady Power

--------------------------------------------------------------------------------
                                     Page 2

                                                                    Attachment I
================================================================================

Partners and SPPC dated June 24, 2002
Settlement Agreement between ConAgra Foods Inc. and Brady Power Partners, ORNI
1, LLC, ORNI 2, LLC, Ormat Nevada, and Ormat Technologies, Inc. dated May 1,
2002
Fluid Supply Agreement between Brady Power Partners and Western States
Geothermal Company dated December 15, 2003
Operation and Maintenance Agreement between Brady Power Partners and Ormat
Nevada Inc. dated January 1, 2002
Ormat Funding Corp Information Memorandum Brady Operating Budget 1999, 2003
Brady DP Operating Statistics 1998-2002
BPP 2004 Consolidated Approved Budget Desert Peak Process Manual
Brady/Desert Peak Org Chart
Brady O&M
Section 9 Maintenance Instructions
Brady-Desert Peak Consolidated Maintenance
Plan
BPP Budget Summary Sheets and Variance Reports 99-04
BPP Generation and
Production Reports November 02-November 03
OEC General Description and Technical Data
Desert Peak One-Line, Process Flow and Heat & Mass Balance Diagrams
Nevada Bureau of Air Quality Class II Air Quality Operating Permit - Brady Plant
and cooling tower system
Nevada Bureau of Air Quality Class II Air Quality Operating Permit - Desert Peak
Plant and cooling tower system
Nevada Division of Environmental Protection Brady - Authorization to
Inject/Discharge for 12 injection wells and surface basins, Pond 1A
Nevada Division of Environmental Protection Desert Peak - Authorization to
Inject/Discharge 1 injection well, surface discharge area, and evaporation basin.
Nevada Division of Wildlife Special License/Permit - Brady
Nevada State Fire Marshall Brady - Hazardous Materials Permit
Nevada State Fire Marshall Desert Peak - Hazardous Materials Permit
Churchill County Planning Commission - Nevada Special Use Permit - Brady
Expansion from 18 to 22.5 MW
State of Nevada Certificates of Appropriation of Water Permits - Brady
geothermal production wells
State of Nevada Certificates of Appropriation of Water Permits - Desert Peak
geothermal production wells
Ormat Brady Permit Review
Agreement for the Purchase and Sale of Electricity between Geothermal
Development Associates and SPPC dated November 18, 1983 (Steamboat 1 PPA)
Amendment to the Agreement for the Purchase and Sale of Electricity between
Geothermal Development Associates and SPPC dated March 6, 1987
Long Term Agreement for the Purchase and Sale of Electricity between Far West
Capital and SPPC dated October 29, 1988 (Steamboat 1A PPA)
Special Facilities Agreement between SPPC and Far West Capital, Inc. dated
October 29, 1988
Long Term Agreement for the Purchase and Sale of Electricity between Far West
Capital and SPPC dated January 24, 1991 (Steamboat 2 PPA)
Amendment 1 to Long Term Agreement for the Purchase and Sale of Electricity
between Far West Capital and SPPC dated October 29, 1991
Amendment 2 to Long Term Agreement for the Purchase and Sale of Electricity
between First Interstate Bank of Nevada and SPPC dated October 29, 2002
Long Term Agreement for the Purchase and Sale of Electricity between Far West
Capital and SPPC dated January 18, 1991 (Steamboat 3 PPA)
Special Facilities Agreement between First Interstate Bank of Nevada, N.A. and
SPPC dated April 24, 1992 (Steamboat 2/3)

Amended and Restated Operation and Maintenance Agreement between ORNI 7, LLC and
Steamboat Geothermal LLC dated December 8, 2003

Agreement Regarding Use of Water Supply between Steamboat Development Corp and
US Energy Geothermal, LLC dated June 30, 2003

Nevada PUC Consent to Changes in SB 1/1A Pricing from SRAC to COB

--------------------------------------------------------------------------------
                                     Page 3

                                                                    Attachment I
================================================================================

Monthly Manager Reports SB 2/3 (Jan 99-Nov 03)
Monthly Manager Reports SB 1/1A (Dec 01-Oct 03) SB 2/3
Monthly Budget Projections (99-02)
SB 2/3 Performance Data (97-03) and Galena Estimate
SB 1/1A Plant Operating Procedures
SB Site Layout and P&IDs Steamboat One Line Diagrams
SB 2/3 Spare Parts List
SB Staffing Chart
Inventory of Parts at Steamboat 2/3
Galena EPC Contract 12/11 with Revisions 12/15, 12/17, 12/22, 12/29, 1/13, 1/18
Galena Long Term firm Power Purchase Agreement Drafts 12/15/03, 1/19/04
Division of Minerals Compliance Report Oct 03
SB 2/3 Emissions Monitoring 10/9/03
UIC Permit Quarterly Report 11/03
Air Quality Management Division, Washoe County District Health Dept. Permit to
Operate Steamboat 1

Air Quality Management Division, Washoe County District Health Dept. Permit to
Operate Steamboat 1A

Air Quality Management Division, Washoe County District Health Dept. Permit to
Operate Steamboat 2 and 3

Air Quality Management Division, Washoe County District Health Dept. Permit to
Operate Gasoline Dispensing Facility

Nevada Division of Environmental Protection Underground Injection Control Permit
- 6 injection wells

NV State Fire Marshal NV Hazardous Materials Storage Permit
Fire Dept. City of Reno, NV Permit for Storage of Flammable/Combustible Liquids
and Hazardous Production Materials

Office of The Washoe County Clerk Special Use Permit Steamboat 1 and 1A
Office of The Washoe County Clerk Special Use Permit Steamboat 2 and 3
NV Division of Minerals Geothermal Project Area Permit, production and injections wells
NV Division of Forestry Remedial and Restoration for protection of endangered
Steamboat buckwheat plant

NV Division of Forestry Permit for disturbance Phase I BLM Towne Parcel (1998)

NV Division of Forestry Permit for disturbance Phase II BLM Parcel Guisti (1998)

--------------------------------------------------------------------------------
                                     Page 4

================================================================================

                                  ATTACHMENT II

                              FINANCIAL PROJECTIONS

================================================================================

BASE CASE
SCHEDULE OF DEBT COVERAGE RATIOS
AMOUNTS IN THOUSANDS

                                              2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             42,087    48,313    54,405    51,305    50,575    52,269    53,409    54,636
Capacity Payments                           17,054    19,804    19,957    19,943    18,479    18,464    18,436    18,345
Bonus & Other Payments                       1,691     1,852     1,874     1,882     1,891     1,908     1,925     1,941
Working Capital                             (1,711)     (580)     (461)      322       284      (101)       (5)      (48)

                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       59,121    69,389    75,776    73,452    71,229    72,540    73,764    74,873
                                           -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           21,169    24,687    25,672    26,197    26,732    27,278    27,836    28,405
Other O&M Including MM                       5,143     5,158     5,243     4,947     5,296     5,048     5,367     5,195
Owner's Costs                                3,522     3,507     4,188     4,054     3,887     3,957     4,043     4,134
Property&Other Taxes                         1,075     1,288     1,280     1,177     1,105     1,058     1,011       965
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  30,909    34,640    36,383    36,374    37,020    37,341    38,258    38,699
                                           -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     28,212    34,748    39,392    37,078    34,209    35,199    35,507    36,175
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan                  4,784

NETCASH FOR BONDS REPAYMENT                 23,428    34,748    39,392    37,078    34,209    35,199    35,507    36,175

DEBT SERVICE
Principal Payments                             511     6,090     9,611     8,932     7,835     9,141    10,118    11,410
Interest Expense                            13,897    15,725    15,144    14,354    13,629    12,947    12,162    11,290
Agent & Other Fees                             200       203       206       209       212       215       219       222
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          14,609    22,018    24,961    23,494    21,676    22,304    22,499    22,922
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.60      1.58      1.58      1.58      1.58      1.58      1.58      1.58
                                           =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.60      1.58      1.58      1.58      1.58      1.58      1.58      1.58
                                           =======   =======   =======   =======   =======   =======   =======   =======

                                              2012      2013      2014      2015      2016      2017      2018    2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             55,202    56,696    58,877    61,969    62,339    62,889    43,971    33,990    33,973
Capacity Payments                           16,012    15,943    15,864    75,343    15,171    15,080     9,628     6,793     6,712
Bonus & Other Payments                       1,958     1,976     1,994     2,013     1,924     1,937     1,160       686       696
Working Capital                                215       (50)     (106)     (144)       63        34     1,113       366        34

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       73,387    74,565    76,630    79,181    79,498    79,940    55,872    41,835    41,414
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           28,986    29,578    30,183    30,800    31,430    32,073    19,643    13,095    13,372
Other O&M Including MM                       5,271     5,348     5,427     5,506     5,588     5,670     5,091     2,247     2,288
Owner's Costs                                4,170     4,715     4,810     4,905     4,973     5,032     4,685     3,854     3,786
Property&Other Taxes                           919       873       828       783       739       696       654       649       632
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  39,345    40,514    41,248    41,995    42,730    43,471    30,073    19,844    20,078
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     34,041    34,051    35,382    37,186    36,768    36,469    25,799    21,991    21,336
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan

NETCASH FOR BONDS REPAYMENT                 34,041    34,051    35,382    37,186    36,768    36,469    25,799    21,991    27,336

DEBT SERVICE
Principal Payments                          11,001    11,943    13,821    16,165    17,271    18,549    13,234    11,890    12,477
Interest Expense                            10,343     9,404     8,366     7,162     5,788     4,317     2,874     1,795       788
Agent & Other Fees                             225       229       232       236       239       243       246       250       254
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          21,570    21,576    22,420    23,563    23,298    23,108    16,354    13,934    13,519
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.58      1.58      1.58      1.58      1.58      1.58      1.58      1.58      1.58
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.58      1.58      1.58      1.58      1.58      1.58      1.58      1.58      1.58
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

                                    BASE CASE
                   Pro-forma Projected Statement of Cash Flow
                           for the Periods Indicated
                            In thousands of dollars

                                            2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   3,914     5,620    10,723     8,412     7,001     9,055    10,049    11,628
Depreciation                                 9,680    12,291    12,291    12,291    12,291    12,291    12,291    12,291
Amortization                                 1,304     1,490     1,490     1,490       791       791       791       791
Income Tax Payments                             --        --        --        --        --        --        --        --
Change in Receivables                       (1,591)     (761)     (522)      259       182      (141)      (94)      (96)
Change in Payables                             295       294        89        19        74        25        73        33

Change in Prepaid Expenses                    (414)     (113)      (28)       44        28        16        16        15
                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   13,187    18,820    24,043    22,515    20,368    22,037    23,126    24,663
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)                           --
Equity Contributions                        17,878     2,150
 Uses of Capital                           (17,878)   (2,150)

 Sr. Debt 144A                                (511)   (6,090)   (9,611)   (8,932)   (7,835)   (9,141)  (10,118)  (11,410)
  UC Loan                                   (3,856)

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    12,948    15,200    24,777    23,426    20,055    21,941    22,916    25,341
Reserve Fund (Payments)                    (13,187)  (16,670)  (24,043)  (22,515)  (20,368)  (22,037)  (23,126)  (24,663)
 Less Capital Investment                    (1,647)       --        --    (1,000)       --        --        --    (1,000)
  Reclamation Fund                             (31)      (31)      (31)      (31)       --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             9,403    13,729    17,635    15,963    14,720    15,300    15,298    15,430

                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (6,903)  (11,229)  (15,135)  (13,463)  (12,220)  (12,800)  (12,798)  (12,930)
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                            2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                  10,175    11,386    13,807    16,850    17,595    18,793     8,484    10,718    11,399
Depreciation                                12,291    12,291    12,291    12,291    12,291    12,291    12,291     8,862     8,862
Amortization                                   791       791       791       791       791       791       791        --        --
Income Tax Payments                         (5,194)   (7,860)   (8,708)   (9,773)  (10,034)  (10,453)   (6,845)   (6,584)   (6,822)
Change in Receivables                          146      (120)     (177)     (216)       (9)      (39)    2,096     1,108         7
Change in Payables                              55        56        57        58        59        60    (1,084)     (783)       27

Change in Prepaid Expenses                      15        15        14        14        13        13       101        41         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   18,279    16,558    18,076    20,015    20,707    21,456    15,834    13,362    13,473
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)
Equity Contributions
 Uses of Capital

Sr. Debt 144A                              (11,001)  (11,943)  (13,821)  (16,165)  (17,271)  (18,549)  (13,234)  (11,890)  (12,477)
 UC Loan

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    18,278    16,138    17,506    20,150    20,804    24,835    17,046    13,572    20,106
Reserve Fund (Payments)                    (18,279)  (16,558)  (18,076)  (20,015)   20,707)  (21,456)  (15,834)  (13,362)  (13,473)
 Less Capital Investment                        --        --        --    (1,000)       --        --        --    (1,000)       --
  Reclamation Fund                              --        --        --        --        --        --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             9,776     6,694     6,185     5,485     6,033     8,786     6,312     3,182    10,129

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (7,276)   (4,194)   (3,685)   (2,985)   (3,533)   (6,286)   (3,812)     (682)   (7,629)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

ACCELERATED COOLING
SCHEDULE OF DEBT COVERAGE RATIOS
AMOUNTS IN THOUSANDS

                                              2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             42,043    48,211    54,246    50,861    49,849    51,253    52,102    53,033
Capacity Payments                           17,054    19,804    19,957    19,936    18,451    18,295    18,170    17,942
Bonus & Other Payments                       1,691     1,852     1,874     1,882     1,891     1,908     1,925     1,941
Working Capital                             (1,707)     (576)     (456)      347       309       (65)       27       (12)

                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       59,081    69,291    75,621    73,025    70,500    77,391    72,224    72,904
                                           -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           21,169    24,687    25,672    26,197    26,732    27,278    27,836    28,405
Other O&M Including MM                       5,143     5,158     5,243     4,947     5,296     5,048     5,367     5,195
Owner's Costs                                3,522     3,505     4,185     4,035     3,852     3,903     3,972     4,044
Property&Other Taxes                         1,075     1,288     1,280     1,177     1,105     1,058     1,011       965
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  30,909    34,638    36,380    36,355    36,985    37,287    38,186    38,609
                                           -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     28,172    34,653    39,241    36,670    33,515    34,104    34,038    34,296
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan                  4,784

NET CASH FOR BONDS REPAYMENT                23,388    34,653    39,241    36,670    33,515    34,704    34,038    34,296

DEBT SERVICE
Principal Payments                             511     6,090     9,611     8,932     7,835     9,141    10,118    11,410
Interest Expense                            13,897    15,725    15,144    14,354    13,629    12,947    12,162    11,290
Agent & Other Fees                             200       203       206       209       212       215       219       222
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          14,609    22,018    24,961    23,494    21,676    22,304    22,499    22,922
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.60      1.57      1.57      1.56      1.55      1.53      1.51      1.50
                                           =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with
  Subordination                               1.60      1.57      1.57      1.56      1.55      1.53      1.51      1.50
                                           =======   =======   =======   =======   =======   =======   =======   =======

                                              2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             53,304    54,493    56,354    59,107    59,164    59,394    40,127    29,829    29,492
Capacity Payments                           15,676    15,546    15,413    14,957    14,771    14,781     9,422     6,668     6,547
Bonus & Other Payments                       1,958     1,976     1,994     2,013     1,924     1,937     1,146       658       668
Working Capital                                234       (19)      (74)     (121)       91        52     1,135       387        64

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       71,173    71,995    73,687    75,956    75,950    76,164    51,831    37,542    36,770
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           28,986    29,578    30,183    30,800    31,430    32,073    19,643    13,095    13,372
Other O&M Including MM                       5,271     5,348     5,427     5,506     5,588     5,670     5,091     2,247     2,288
Owner's Costs                                4,065     4,565     4,639     4,715     4,764     4,805     4,439     3,590     3,503
Property&Other Taxes                           919       873       828       783       739       696       654       649       632
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  39,241    40,365    41,076    41,805    42,521    43,245    29,826    19,580    19,795
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     31,932    31,631    32,611    34,151    33,429    32,920    22,004    17,962    16,975
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan

NET CASH FOR BONDS REPAYMENT                31,932    31,631    32,611    34,151    33,429    32,920    22,004    17,962    16,975

DEBT SERVICE
Principal Payments                          11,001    11,943    13,821    16,165    17,271    18,549    13,234    11,890    12,477
Interest Expense                            10,343     9,404     8,366     7,162     5,788     4,317     2,874     1,795       788
Agent & Other Fees                             225       229       232       236       239       243       246       250       254
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          21,570    21,576    22,420    23,563    23,298    23,108    16,354    13,934    13,519
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.48      1.47      1.45      1.45      1.43      1.42      1.35      1.29      1.26
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with
  Subordination                               1.48      1.47      1.45      1.45      1.43      1.42      1.35      1.29      1.26
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

                               ACCELERATED COOLING
                   Pro-forma Projected Statement of Cash Flow
                           for the Periods Indicated
                            In thousands of dollars

                                            2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   3,871     5,519    10,566     7,980     6,282     7,924     8,547     9,713
Depreciation                                 9,680    12,291    12,291    12,291    12,291    12,291    12,291    12,291
Amortization                                 1,304     1,490     1,490     1,490       791       791       791       791
Income Tax Payments                             --        --        --        --        --        --        --        --
Change in Receivables                       (1,588)     (756)     (518)      283       207      (106)      (62)      (60)
Change in Payables                             295       294        89        19        74        25        73        33

Change in Prepaid Expenses                    (414)     (113)      (28)       44        28        16        16        15
                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   13,147    18,724    23,891    22,107    19,674    20,942    21,657    22,784
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)                           --
Equity Contributions                        17,878     2,150
 Uses of Capital                           (17,878)   (2,150)

Sr. Debt 144A                                 (511)   (6,090)   (9,611)   (8,932)   (7,835)   (9,141)  (10,118)  (11,410)
 UC Loan                                    (3,856)

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    12,909    15,104    24,626    23,018    19,361    20,846    21,447    23,462
Reserve Fund (Payments)                    (13,147)  (16,574)  (23,891)  (22,107)  (19,674)  (20,942)  (21,657)  (22,784)
 Less Capital Investment                    (1,647)       --        --    (1,000)       --        --        --    (1,000)
 Reclamation Fund                              (31)      (31)      (31)      (31)       --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             9,363    13,633    17,484    15,555    14,026    14,204    13,829    13,551

                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (6,863)  (11,133)  (14,984)  (13,055)  (11,526)  (11,704)  (11,329)  (11,051)
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                            2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   8,046     8,935    11,004    13,792    14,229    15,226     4,666     6,669     7,007
Depreciation                                12,291    12,291    12,291    12,291    12,291    12,291    12,291     8,862     8,862
Amortization                                   791       791       791       791       791       791       791        --        --
Income Tax Payments                         (2,349)   (7,003)   (7,727)   (8,702)   (8,856)   (9,204)   (5,509)   (5,166)   (5,285)
Change in Receivables                          165       (90)     (146)     (193)       18       (21)    2,118     1,128        37
Change in Payables                              55        56        57        58        59        60    (1,084)     (783)       27

Change in Prepaid Expenses                      15        15        14        14        13        13       101        41         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   19,014    14,995    16,285    18,051    18,547    19,156    13,375    10,751    10,649
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)
Equity Contributions
 Uses of Capital

Sr. Debt 144A                              (11,001)  (11,943)  (13,821)  (16,165)  (17,271)  (18,549)  (13,234)  (11,890)  (12,477)
 UC Loan

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    19,013    14,575    15,716    18,185    18,643    22,535    14,587    10,960    17,282
Reserve Fund (Payments)                    (19,014)  (14,995)  (16,285)  (18,051)  (18,547)  (19,156)  (13,375)  (10,751)  (10,649)
 Less Capital Investment                        --        --        --    (1,000)       --        --        --    (1,000)       --
 Reclamation Fund                               --        --        --        --        --        --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution            10,511     5,132     4,394     3,520     3,872     6,486     3,853       571     7,304

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (8,011)   (2,632)   (1,894)   (1,020)   (1,372)   (3,986)   (1,353)    1,929    (4,804)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

INCREASED O&M COSTS
SCHEDULE OF DEBT COVERAGE RATIOS
AMOUNTS IN THOUSANDS

                                              2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             42,087    48,313    54,405    51,305    50,575    52,269    53,409    54,636
Capacity Payments                           17,054    19,804    19,957    19,943    18,479    18,464    18,436    18,345
Bonus & Other Payments                       1,691     1,852     1,874     1,882     1,891     1,908     1,925     1,941
Working Capital                             (1,606)     (574)     (459)      325       287       (98)       (3)      (45)

                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       59,226    69,395    75,778    73,455    71,231    72,543    73,767    74,876
                                           -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           22,227    25,922    26,932    27,482    28,044    28,617    29,202    29,799
Other O&M Including MM                       5,350     5,267     5,355     5,061     5,412     5,166     5,488     5,318
Owner's Costs                                3,522     3,507     4,188     4,054     3,887     3,957     4,043     4,134
Property&Other Taxes                         1,075     1,288     1,280     1,177     1,105     1,058     1,011       965
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  32,174    35,984    37,754    37,773    38,447    38,798    39,744    40,216
                                           -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     27,052    33,411    38,024    35,681    32,784    33,745    34,023    34,660
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan                  4,784

NET CASH FOR BONDS REPAYMENT                22,268    33,411    38,024    35,681    32,784    33,745    34,023    34,660

DEBT SERVICE
Principal Payments                             511     6,090     9,611     8,932     7,835     9,141    10,118    11,410
Interest Expense                            13,897    15,725    15,144    14,354    13,629    12,947    12,162    11,290
Agent & Other Fees                             200       203       206       209       212       215       219       222
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          14,609    22,018    24,961    23,494    21,676    22,304    22,499    22,922
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.52      1.52      1.52      1.52      1.51      1.51      1.51      1.51
                                           =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with
  Subordination                               1.52      1.52      1.52      1.52      1.51      1.51      1.51      1.51
                                           =======   =======   =======   =======   =======   =======   =======   =======

                                              2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             55,202    56,696    58,877    61,969    62,339    62,889    43,971    33,990    33,973
Capacity Payments                           16,012    15,943    15,864    15,343    15,171    15,080     9,628     6,793     6,712
Bonus & Other Payments                       1,958     1,976     1,994     2,013     1,924     1,937     1,160       686       696
Working Capital                                218       (47)     (103)     (141)       66        37     1,058       337        36

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       73,390    74,568    76,633    79,184    79,501    79,943    55,818    41,806    41,416
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           30,408    31,030    31,664    32,312    32,972    33,647    20,595    13,719    14,009
Other O&M Including MM                       5,397     5,476     5,557     5,640     5,723     5,809     5,199     2,339     2,382
Owner's Costs                                4,170     4,715     4,810     4,905     4,973     5,032     4,685     3,854     3,786
Property&Other Taxes                           919       873       828       783       739       696       654       649       632
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  40,893    42,094    42,859    43,639    44,409    45,184    31,133    20,560    20,809
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     32,496    32,474    33,773    35,544    35,093    34,759    24,685    21,246    20,606
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan

NET CASH FOR BONDS REPAYMENT                32,496    32,474    33,773    35,544    35,093    34,759    24,685    21,246    20,606

DEBT SERVICE
Principal Payments                          11,001    11,943    13,821    16,165    17,271    18,549    13,234    11,890    12,477
Interest Expense                            10,343     9,404     8,366     7,162     5,788     4,317     2,874     1,795       788
Agent & Other Fees                             225       229       232       236       239       243       246       250       254
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          21,570    21,576    22,420    23,563    23,298    23,108    16,354    13,934    13,519
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.51      1.51      1.51      1.51      1.51      1.50      1.51      1.52      1.52
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with
  Subordination                               1.51      1.51      1.51      1.51      1.51      1.50      1.51      1.52      1.52
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

                               INCREASED O&M COSTS
                   Pro-forma Projected Statement of Cash Flow
                            for the Periods Indicated
                             in thousands of dollars

                                            2004      2005      2006      2007      2008      2009       2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   2,649     4,276     9,351     7,013     5,573     7,598     8,562    10,111
Depreciation                                 9,680    12,291    12,291    12,291    12,291    12,291    12,291    12,291
Amortization                                 1,304     1,490     1,490     1,490       791       791       791       791
Income Tax Payments                             --        --        --        --        --        --        --        --
Change in Receivables                       (1,591)     (761)     (522)      259       182      (141)      (94)      (96)
Change in Payables                             400       301        91        21        76        27        76        36

Change in Prepaid Expenses                    (414)     (113)      (28)       44        28        16        16        15
                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   12,027    17,483    22,674    21,119    18,942    20,583    21,642    23,149
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)                           --
Equity Contributions                        17,878     2,150
 Uses of capital                           (17,878)   (2,150)

Sr. Debt 144A                                 (511)   (6,090)   (9,611)   (8,932)   (7,835)   (9,141)  (10,118)  (11,410)
 UC Loan                                    (3,856)

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    11,789    13,863    23,409    22,029    18,630    20,487    21,432    23,826
 Reserve Fund (Payments)                   (12,027)  (15,333)  (22,674)  (21,119)  (18,942)  (20,583)  (21,642)  (23,149)
 Less Capital Investment                    (1,647)       --        --    (1,000)       --        --        --    (1,000)
  Reclamation Fund                             (31)      (31)      (31)      (31)       --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             8,243    12,392    16,266    14,566    13,295    13,845    13,814    13,916

                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (5,743)   (9,892)  (13,766)  (12,066)  (10,795)  (11,345)  (11,314)  (11,416)
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                            2012      2013      2014      2015      2016      2017       2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   8,627     9,806    12,195    15,205    15,917    17,081     7,424    10,002    10,667
Depreciation                                12,291    12,291    12,291    12,291    12,291    12,291    12,291     8,862     8,862
Amortization                                   791       791       791       791       791       791       791        --        --
Income Tax Payments                           (709)   (7,308)   (8,144)   (9,197)   (9,446)   (9,854)   (6,474)   (6,333)   (6,566)
Change in Receivables                          146      (120)     (177)     (216)       (9)      (39)    2,096     1,108         7
Change in Payables                              57        58        60        61        62        63    (1,139)     (811)       28

Change in Prepaid Expenses                      15        15        14        14        13        13       101        41         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   21,219    15,534    17,031    18,949    19,620    20,346    15,091    12,868    12,998
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)
Equity Contributions
 Uses of capital

 Sr. Debt 144A                             (11,001)  (11,943)  (13,821)  (16,165)  (17,271)  (18,549)  (13,234)  (11,890)  (12,477)
  UC Loan

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    21,217    15,114    16,461    19,084    19,716    23,725    16,303    13,077    19,631
 Reserve Fund (Payments)                   (21,219)  (15,534)  (17,031)  (18,949)  (19,620)  (20,346)  (15,091)  (12,868)  (12,998)
 Less Capital Investment                        --        --        --    (1,000)       --        --        --    (1,000)       --
  Reclamation Fund                              --        --        --        --        --        --        --        --        --

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution            12,716     5,670     5,140     4,419     4,945     7,676     5,569     2,688     9,654

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                (10,216)   (3,170)   (2,640)   (1,919)   (2,445)   (5,176)   (3,069)     (188)   (7,154)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

DECREASED AVAILABILITY
SCHEDULE OF DEBT COVERAGE RATIOS
AMOUNTS IN THOUSANDS

                                              2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             41,576    47,613    53,686    50,626    49,904    51,577    52,703    53,914
Capacity Payments                           17,041    19,790    19,941    19,927    18,462    18,427    18,361    18,266
Bonus & Other Payments                       1,691     1,852     1,874     1,882     1,891     1,908     1,925     1,941
Working Capital                             (1,667)     (565)     (459)      319       283       (97)       (1)      (46)

                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       58,641    68,690    75,042    72,753    70,541    71,815    72,988    74,075
                                           -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           21,169    24,687    25,672    26,197    26,732    27,278    27,836    28,405
Other O&M Including MM                       5,143     5,158     5,243     4,947     5,296     5,048     5,367     5,195
Owner's Costs                                3,511     3,487     4,163     4,030     3,863     3,932     4,018     4,108
Property&Other Taxes                         1,075     1,288     1,280     1,177     1,105     1,058     1,011       965
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  30,898    34,621    36,358    36,350    36,996    37,317    38,232    38,673
                                           -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     27,743    34,070    38,683    36,403    33,546    34,499    34,755    35,402
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Service ot Ormesa Loan                  4,784

NET CASH FOR BONDS REPAYMENT                22,959    34,070    38,683    36,403    33,546    34,499    34,755    35,402

DEBT SERVICE
Principal Payments                             511     6,090     9,611     8,932     7,835     9,141    10,118    11,410
Interest Expense                            13,897    15,725    15,144    14,354    13,629    12,947    12,162    11,290
Agent & Other Fees                             200       203       206       209       212       215       219       222
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          14,609    22,018    24,961    23,494    21,676    22,304    22,499    22,922
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.57      1.55      1.55      1.55      1.55      1.55      1.54      1.54
                                           =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.57      1.55      1.55      1.55      1.55      1.55      1.54      1.54
                                           =======   =======   =======   =======   =======   =======   =======   =======

                                              2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             54,473    55,948    58,101    61,154    61,519    62,061    43,380    33,523    33,505
Capacity Payments                           15,946    15,879    15,713    15,267    15,099    15,011     9,562     6,729     6,768
Bonus & Other Payments                       1,958     1,976     1,994     2,013     1,924     1,937     1,160       686       696
Working Capital                                215       (48)      (96)     (147)       64        34     1,093       356        24

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       72,592    73,754    75,712    78,287    78,606    79,043    55,194    41,293    40,993
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
CASH OPERATING COSTS
Plant & Field O&M                           28,986    29,578    30,183    30,800    31,430    32,073    19,643    13,095    13,372
Other O&M Including MM                       5,271     5,348     5,427     5,506     5,588     5,670     5,091     2,247     2,288
Owner's Costs                                4,145     4,685     4,778     4,874     4,943     5,002     4,655     3,824     3,759
Property&Other Taxes                           919       873       828       783       739       696       654       649       632
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  39,320    40,484    41,215    41,964    42,700    43,441    30,043    19,814    20,050
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     33,272    33,270    34,496    36,323    35,906    35,602    25,152    21,479    20,943
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Service ot Ormesa Loan

NET CASH FOR BONDS REPAYMENT                33,272    33,270    34,496    36,323    35,906    35,602    25,152    21,479    20,943

DEBT SERVICE
Principal Payments                          11,001    11,943    13,821    16,165    17,271    18,549    13,234    11,890    12,477
Interest Expense                            10,343     9,404     8,366     7,162     5,788     4,317     2,874     1,795       788
Agent & Other Fees                             225       229       232       236       239       243       246       250       254
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          21,570    21,576    22,420    23,563    23,298    23,108    16,354    13,934    13,519
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.54      1,54      1.54      1.54      1.54      1.54      1.54      1.54      1.55
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.54      1,54      1.54      1.54      1.54      1.54      1.54      1.54      1.55
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

                             DECREASED AVAILABILITY
                   Pro-forma Projected Statement of Cash Flow
                            for the Periods Indicated
                             in thousands of dollars

                                             2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   3,402     4,925    10,012     7,740     6,338     8,351     9,293    10,854
Depreciation                                 9,680    12,291    12,291    12,291    12,291    12,291    12,291    12,291
Amortization                                 1,304     1,490     1,490     1,490       791       791       791       791
Income Tax Payments                             --        --        --        --        --        --        --        --
Change in Receivables                       (1,548)     (746)     (521)      256       181      (138)      (90)      (94)
Change in Payables                             295       294        89        19        74        25        73        33

Change in Prepaid Expenses                    (414)     (113)      (28)       44        28        16        16        15
                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   12,718    18,141    23,334    21,840    19,704    21,336    22,374    23,890
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)                           --
Equity Contributions                        17,878     2,150
Uses of Capital                            (17,878)   (2,150)

Sr. Debt 144A                                 (511)   (6,090)   (9,611)   (8,932)   (7,835)   (9,141)  (10,118)  (11,410)
UC Loan                                     (3,856)

Cash from Financing Activites

Cash Generated During Period

Reserve Fund Withdrawals                    12,480    14,522    24,068    22,751    19,392    21,240    22,164    24,568
Reserve Fund (Payments)                    (12,718)  (15,991)  (23,334)  (21,840)  (19,704)  (21,336)  (22,374)  (23,890)
Less Capital Investment                     (1,647)       --        --    (1,000)       --        --        --    (1,000)
Reclamation Fund                               (31)      (31)      (31)      (31)       --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             8,934    13,050    16,926    15,288    14,057    14,599    14,547    14,657
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash (Distributions) Calls*                 (6,434)  (10,550)  (14,426)  (12,788)  (11,557)  (12,099)  (12,047)  (12,157)
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                             2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   9,406    10,603    12,911    15,989    16,733    17,925     7,856    10,217    11,015
Depreciation                                12,291    12,291    12,291    12,291    12,291    12,291    12,291     8,862     8,862
Amortization                                   791       791       791       791       791       791       791        --        --
Income Tax Payments                         (3,004)   (7,586)   (8,394)   (9,472)   (9,732)  (10,149)   (6,625)   (6,408)   (6,688)
Change in Receivables                          145      (119)     (167)     (219)       (9)      (39)    2,076     1,097        (3)
Change in Payables                              55        56        57        58        59        60    (1,084)     (783)       27

Change in Prepaid Expenses                      15        15        14        14        13        13       101        41         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   19,699    16,051    17,504    19,453    20,147    20,893    15,406    13,026    13,213
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)
Equity Contributions
Uses of Capital

Sr. Debt 144A                              (11,001)  (11,943)  (13,821)  (16,165)  (17,271)  (18,549)  (13,234)  (11,890)  (12,477)
UC Loan

Cash from Financing Activites

Cash Generated During Period

Reserve Fund Withdrawals                    19,697    15,631    16,934    19,587    20,244    24,272    16,618    13,235    19,846
Reserve Fund (Payments)                    (19,699)  (16,051)  (17,504)  (19,453)  (20,147)  (20,893)  (15,406)  (13,026)  (13,213)
Less Capital Investment                         --        --        --    (1,000)       --        --        --    (1,000)       --
Reclamation Fund                                --        --        --        --        --        --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution            11,196     6,187     5,612     4,923     5,473     8,223     5,884     2,846     9,869

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (8,696)   (3,687)   (3,112)   (2,423)   (2,973)   (5,723)   (3,384)     (346)   (7,369)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

DECREASED SRAC RATE
SCHEDULE OF DEBT COVERAGE RATIOS
AMOUNTS IN THOUSANDS

                                            2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             42,087    48,313    54,405    47,651    46,672    48,117    49,107    50,163
Capacity Payments                           17,054    19,804    19,957    19,943    18,479    18,464    18,436    18,345
Bonus & Other Payments                       1,691     1,852     1,874     1,882     1,891     1,908     1,925     1,941
Working Capital                             (1,711)     (580)     (461)      627       305       (80)        7       (33)
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       59,121    69,389    75,776    70,103    67,346    68,410    69,475    70,415
                                           -------   -------   -------   -------   -------   -------   -------   -------
CASH OPERATING COSTS
Plant & Field O&M                           21,169    24,687    25,672    26,197    26,732    27,278    27,836    28,405
Other O&M Including MM                       5,143     5,158     5,243     4,947     5,296     5,048     5,367     5,195
Owner's Costs                                3,522     3,507     4,188     4,011     3,818     3,883     3,967     4,055
Property&Other Taxes                         1,075     1,288     1,280     1,177     1,105     1,058     1,011       965
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  30,909    34,640    36,383    36,332    36,950    37,267    38,182    38,620
                                           -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     28,212    34,748    39,392    33,771    30,396    31,142    31,293    31,795
                                           -------   -------   -------   -------   -------   -------   -------   -------
Debt Service of Ormesa Loan                  4,784
NET CASH FOR BONDS REPAYMENT                23,428    34,748    39,392    33,771    30,396    31,142    31,293    31,795
DEBT SERVICE
Principal Payments                             511     6,090     9,611     8,932     7,835     9,141    10,118    11,410
Interest Expense                            13,897    15,725    15,144    14,354    13,629    12,947    12,162    11,290
Agent & Other Fees                             200       203       206       209       212       215       219       222
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          14,609    22,018    24,961    23,494    21,676    22,304    22,499    22,922
                                           -------   -------   -------   -------   -------   -------   -------   -------

Dabt Coverage Ratio                           1.60      1.58      1.58      1.44      1.40      1.40      1.39      1.39
                                           =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.60      1.58      1.58      1.44      1.40      1.40      1.39      1.39
                                           =======   =======   =======   =======   =======   =======   =======   =======

                                            2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             50,649    51,941    53,808    56,441    56,778    57,259    41,183    32,722    32,721
Capacity Payments                           16,012    15,943    15,864    15,343    15,171    15,080     9,628     6,793     6,712
Bonus & Other Payments                       1,958     1,976     1,994     2,013     1,924     1,937     1,160       686       696
Working Capital                                222       (33)      (79)     (106)       66        40       876       239        33
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       68,841    69,827    71,587    73,691    73,940    74,316    52,847    40,440    40,162
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
CASH OPERATING COSTS
Plant & Field O&M                           28,986    29,578    30,183    30,800    31,430    32,073    19,645    13,095    13,372
Other O&M Including MM                       5,271     5,348     5,427     5,506     5,588     5,670     5,091     2,247     2,288
Owner's Costs                                4,090     4,631     4,721     4,808     4,876     4,933     4,582     3,752     3,686
Property&Other Taxes                           919       873       828       783       739       696       654       649       632
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  39,265    40,430    41,158    41,898    42,633    43,373    29,972    19,742    19,977
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     29,576    29,396    30,429    31,793    31,307    30,943    22,875    20,698    20,184
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Debt Service of Ormesa Loan
NET CASH FOR BONDS REPAYMENT                29,576    29,396    30,429    31,793    31,307    30,943    22,875    20,698    20,184
DEBT SERVICE
Principal Payments                          11,001    11,943    13,821    16,165    17,271    18,549    13,234    11,890    12,477
Interest Expense                            10,343     9,404     8,366     7,162     5,788     4,317     2,874     1,795       788
Agent & Other Fees                             225       229       232       236       239       243       246       250       254
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          21,570    21,576    22,420    23,563    23,298    23,108    16,354    13,934    13,519
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Dabt Coverage Ratio                           1.37      1.36      1.36      1.35      1.34      1.34      1.40      1.49      1.49
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.37      1.36      1.36      1.35      1.34      1.34      1.40      1.49      1.49
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

                               DECREASED SRAC RATE
                   Pro-forma Projected Statement of Cash Flow
                            for the Periods Indicated
                             in thousands of dollars

                                            2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   3,914     5,620    10,723     4,801     3,168     4,977     5,823     7,234
Depreciation                                 9,680    12,291    12,291    12,291    12,291    12,291    12,291    12,291
Amortization                                 1,304     1,490     1,490     1,490       791       791       791       791
Income Tax Payments                             --        --        --        --        --        --        --        --
Change in Receivables                       (1,591)     (761)     (522)      563       203      (121)      (82)      (82)
Change in Payables                             295       294        89        19        74        25        73        33

Change in Prepaid Expenses                    (414)     (113)      (28)       44        28        16        16        15
                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   13,187    18,820    24,043    19,208    16,555    17,980    18,912    20,284
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)                           --
Equity Contributions                        17,878     2,150
Uses of Capital                            (17,878)   (2,150)

Sr. Debt 144A                                 (511)   (6,090)   (9,611)   (8,932)   (7,835)   (9,141)  (10,118)  (11,410)
UC Loan                                     (3,856)

Cash from Financing Activites

Cash Generated During Period

Reserve Fund Withdrawals                    12,948    15,200    24,777    20,119    16,243    17,884    18,702    20,961
Reserve Fund (Payments)                    (13,187)  (16,670)  (24,043)  (19,208)  (16,555)  (17,980)  (18,912)  (20,284)
Less Capital Investment                     (1,647)       --        --    (1,000)       --        --        --    (1,000)
Reclamation Fund                               (31)      (31)      (31)      (31)       --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             9,403    13,729    17,635    12,656    10,908    11,242    11,085    11,051

                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (6,903)  (11,229)  (15,135)  (10,156)   (8,408)   (8,742)   (8,585)   (8,551)
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                            2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   5,702     6,714     8,827    11,419    12,132    13,262     5,796     9,553    10,248
Depreciation                                12,291    12,291    12,291    12,291    12,291    12,291    12,291     8,862     8,862
Amortization                                   791       791       791       791       791       791       791        --        --
Income Tax Payments                             --    (2,804)  (6,965)    (7,872)   (8,122)   (8,517)   (5,904)   (6,176)   (6,419)
Change in Receivables                          152      (103)     (151)     (178)       (6)      (34)    1,859       981         6
Change in Payables                              55        56        57        58        59        60    (1,084)     (783)       27

Change in Prepaid Expenses                      15        15        14        14        13        13       101        41         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   19,007    16,960    14,865    16,523    17,159    17,867    13,850    12,478    12,723
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)
Equity Contributions
Uses of Capital

Sr. Debt 144A                              (11,001)  (11,943)  (13,821)  (16,165)  (17,271)  (18,549)  (13,234)  (11,890)  (12,477)
UC Loan

Cash from Financing Activites

Cash Generated During Period

Reserve Fund Withdrawals                    19,006    16,539    14,296    16,658    17,255    21,245    15,062    12,687    19,356
Reserve Fund (Payments)                    (19,007)  (16,960)  (14,865)  (16,523)  (17,159)  (17,867)  (13,850)  (12,478)  (12,723)
Less Capital Investment                         --        --        --    (1,000)       --        --        --    (1,000)       --
Reclamation Fund                                --        --        --        --        --        --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution            10,504     7,096     2,974     1,993     2,484     5,197     4,328     2,297     9,379

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (8,004)   (4,596)     (474)      507        16    (2,697)   (1,828)      203    (6,879)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

INCREASED O&M COSTS/ACCELERATED COOLING
SCHEDULE OF DEBT COVERAGE RATIOS
AMOUNTS IN THOUSANDS

                                            2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             42,043    48,211    54,246    50,861    49,849    51,253    52,102    53,033
Capacity Payments                           17,054    19,804    19,957    19,936    18,451    18,295    18,170    17,942
Bonus & Other Payments                       1,691     1,852     1,874     1,882     1,891     1,908     1,925     1,941
Working Capital                             (1,602)     (569)     (454)      349       312       (62)       29        (9)
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       59,187    69,298    75,623    73,027    70,502    71,394    72,226    72,907
                                           -------   -------   -------   -------   -------   -------   -------   -------
CASH OPERATING COSTS
Plant & Field O&M                           22,227    25,922    26,932    27,482    28,044    28,617    29,202    29,799
Other O&M Including MM                       5,350     5,267     5,355     5,061     5,412     5,166     5,488     5,318
Owner's Costs                                3,522     3,505     4,185     4,035     3,852     3,903     3,972     4,044
Property&Other Taxes                         1,075     1,288     1,280     1,177     1,105     1,058     1,011       965
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  32,174    35,982    37,751    37,754    38,412    38,744    39,673    40,125
                                           -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     27,012    33,315    37,872    35,273    32,090    32,650    32,554    32,781
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan                  4,784

NET CASH  FOR  BONDS REPAYMENT              22,228    33,315    37,872    35,273    32,090    32,650    32,554    32,781

DEBT SERVICE
Principal Payments                             511     6,090     9,611     8,932     7,835     9,141    10,118    11,410
Interest Expense                            13,897    15,725    15,144    14,354    13,629    12,947    12,162    11,290
Agent & Other Fees                             200       203       206       209       212       215       219       222
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          14,609    22,078    24,961    23,494    21,676    22,304    22,499    22,922
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.52      1.51      1.52      1.50      1.48      1.46      1.45      1.43
                                           =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.52      1.51      1.52      1.50      1.48      1.46      1.45      1.43
                                           =======   =======   =======   =======   =======   =======   =======   =======

                                            2012      2013      2014      2015      2016      2017      2018      2079      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             53,304    54,493    56,354    59,107    59,164    59,394    40,127    29,829    29,492
Capacity Payments                           15,676    15,546    15,413    14,957    14,771    14,781     9,422     6,668     6,547
Bonus & Other Payments                       1,958     1,976     1,994     2,013     1,924     1,937     1,146       658       668
Working Capital                                237       (17)      (72)     (118)       93        55     1,081       358        66
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
TOTAL SOURCES OF CASH                       71,175    71,998    73,690    75,958    75,953    76,167    51,776    37,513    36,771
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
CASH OPERATING COSTS
Plant & Field O&M                           30,408    31,030    31,664    32,312    32,972    33,647    20,595    13,719    14,009
Other O&M Including MM                       5,397     5,476     5,557     5,640     5,723     5,809     5,199     2,339     2,382
Owner's Costs                                4,065     4,565     4,639     4,715     4,764     4,805     4,439     3,590     3,503
Property&Other Taxes                           919       873       828       783       739       696       654       649       632
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  40,789    41,944    42,688    43,449    44,199    44,957    30,886    20,296    20,526
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     30,387    30,054    31,002    32,509    31,753    31,210    20,890    17,217    16,245
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan

NET CASH  FOR  BONDS REPAYMENT              30,387    30,054    31,002    32,509    31,753    31,210    20,890    17,217    16,245

DEBT SERVICE
Principal Payments                          11,001    11,943    13,821    16,165    17,271    18,549    13,234    11,890    12,477
Interest Expense                            10,343     9,404     8,366     7,162     5,788     4,317     2,874     1,795       788
Agent & Other Fees                             225       229       232       236       239       243       246       250       254
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          21,570    21,576    22,420    23,563    23,298    23,108    16,354    13,934    13,519
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.41      1.39      1.38      1.38      1.36      1.35      1.28      1.24      1.20
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with Subordination        1.41      1.39      1.38      1.38      1.36      1.35      1.28      1.24      1.20
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

                     INCREASED O&M COSTS/ACCELERATED COOLING
                   Pro-forma Projected Statement of Cash Flow
                            for the Periods Indicated
                            In thousands of dollars

                                            2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   2,606     4,175     9,195     6,580     4,854     6,467     7,061     8,196
Depreciation                                 9,680    12,291    12,291    12,291    12,291    12,291    12,291    12,291
Amortization                                 1,304     1,490     1,490     1,490       791       791       791       791
Income Tax Payments                             --        --        --        --        --        --        --        --
Change in Receivables                       (1,588)     (756)     (518)      283       207      (106)      (62)      (60)
Change in Payables                             400       301        91        21        76        27        76        36

Change in Prepaid Expenses                    (414)     (113)      (28)       44        28        16        16        15
                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   11,987    17,387    22,522    20,711    18,248    19,487    20,173    21,270
                                           -------   -------   -------   -------   -------   -------   -------   -------
Debt Funded (Assumed)                           --
Equity Contributions                        17,878     2,150
 Uses of Capital                           (17,878)   (2,150)

Sr. Debt 144A                                 (511)   (6,090)   (9,611)   (8,932)   (7,835)   (9,141)  (10,118)  (11,410)
 UC Loan                                    (3,856)

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    11,749    13,767    23,257    21,621    17,936    19,392    19,963    21,947
Reserve Fund (Payments)                    (11,987)  (15,237)  (22,522)  (20,711)  (18,248)  (19,487)  (20,173)  (21,270)
 Less Capital Investment                    (1,647)       --        --    (1,000)       --        --        --    (1,000)
  Reclamation Fund                             (31)      (31)      (31)      (31)       --        --        --        --

                                           -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             8,203    12,296    16,115    14,158    12,601    12,750    12,345    12,037

                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls *                (5,703)   (9,796)  (13,615)  (11,658)  (10,101)  (10,250)   (9,845)   (9,537)
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                              2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   6,498     7,355     9,392    12,147    12,551    13,513     3,606     5,952     6,276
Depreciation                                12,291    12,291    12,291    12,291    12,291    12,291    12,291     8,862     8,862
Amortization                                   791       791       791       791       791       791       791        --        --
Income Tax Payments                             --    (4,314)   (7,163)   (8,127)   (8,268)   (8,605)   (5,138)   (4,916)   (5,029)
Change in Receivables                          165       (90)     (146)     (193)       18       (21)    2,118     1,128        37
Change in Payables                              57        58        60        61        62        63    (1,139)     (811)       28
Change in Prepaid Expenses                      15        15        14        14        13        13       101        41         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   19,818    16,107    15,240    16,984    17,459    18,046    12,632    10,257    10,174
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Debt Funded (Assumed)
Equity Contributions
 Uses of Capital
Sr. Debt 144A                              (11,001)  (11,943)  (13,821)  (16,165)  (17,271)  (18,549)  (13,234)  (11,890)  (12,477)
 UC Loan
Cash from Financing Activities
Cash Generated During Period
Reserve Fund Withdrawals                    19,817    15,687    14,671    17,119    17,555    21,424    13,844    10,466    16,807
Reserve Fund (Payments)                    (19,818)  (16,107)  (15,240)  (16,984)  (17,459)  (18,046)  (12,632)  (10,257)  (10,174)
 Less Capital Investment                        --        --        --    (1,000)       --        --        --    (1,000)       --
  Reclamation Fund                              --        --        --        --        --        --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution            11,315     6,244     3,349     2,454     2,784     5,376     3,110        76     6,830

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls *                (8,815)   (3,744)     (849)       46      (284)   (2,876)     (610)    2,424    (4,330)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

INCREASED O&M COSTS/DECREASED SRAC RATE
SCHEDULE OF DEBT COVERAGE RATIOS AMOUNTS IN
THOUSANDS

                                            2004       2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             42,087    48,313    54,405    47,651    46,672    48,117    49,107    50,163
Capacity Payments                           17,054    19,804    19,957    19,943    18,479    18,464    18,436    18,345
Bonus & Other Payments                       1,691     1,852     1,874     1,882     1,891     1,908     1,925     1,941
Working Capital                             (1,606)     (574)     (459)      629       307       (77)       10       (31)

                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       59,226    69,395    75,778    70,105    67,349    68,412    69,477    70,417
                                           -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           22,227    25,922    26,932    27,482    28,044    28,617    29,202    29,799
Other O&M Including MM                       5,350     5,267     5,355     5,061     5,412     5,166     5,488     5,318
Owner's Costs                                3,522     3,507     4,188     4,011     3,818     3,883     3,967     4,055
Property&Other Taxes                         1,075     1,288     1,280     1,177     1,105     1,058     1,011       965
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  32,174    35,984    37,754    37,731    38,378    38,724    39,668    40,137
                                           -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     27,052    33,411    38,024    32,374    28,971    29,688    29,809    30,281
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa Loan                  4,784

NET CASH FOR BONDS REPAYMENT                22,268    33,411    38,024    32,374    28,971    29,688    29,809    30,281

DEBT SERVICE
Principal Payments                             511     6,090     9,611     8,932     7,835     9,141    10,118    11,410
Interest Expense                            13,897    15,725    15,144    14,354    13,629    12,947    12,162    11,290
Agent & Other Fees                             200       203       206       209       212       215       219       222
                                           -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          14,609    22,018    24,961    23,494    21,676    22,304    22,499    22,922
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.52      1.52      1.52      1.38      1.34      1.33      1.32      1.32
                                           =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with
  Subordination                               1.52      1.52      1.52      1.38      1.34      1.33      1.32      1.32
                                           =======   =======   =======   =======   =======   =======   =======   =======

                                            2012       2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

SOURCES OF CASH
Energy Payments                             50,649    51,941    53,808    56,441    56,778    57,259    41,183    32,722    32,721
Capacity Payments                           16,012    15,943    15,864    15,343    15,171    15,080     9,628     6,793     6,712
Bonus & Other Payments                       1,958     1,976     1,994     2,013     1,924     1,937     1,160       686       696
Working Capital                                225       (30)      (77)     (103)       69        42       822       210        34

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL SOURCES OF CASH                       68,843    69,829    71,590    73,694    73,943    74,319    52,793    40,412    40,163
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

CASH OPERATING COSTS
Plant & Field O&M                           30,408    31,030    31,664    32,312    32,972    33,647    20,597    13,719    14,009
Other O&M Including MM                       5,397     5,476     5,557     5,640     5,723     5,809     5,199     2,339     2,382
Owner's Costs                                4,090     4,631     4,721     4,808     4,876     4,933     4,582     3,752     3,686
Property&Other Taxes                           919       873       828       783       739       696       654       649       632
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL CASH OPERATING COSTS                  40,813    42,010    42,770    43,542    44,311    45,085    31,032    20,458    20,709
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

NET OPERATING CASH FLOW                     28,030    27,819    28,820    30,152    29,632    29,234    21,760    19,953    19,454
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Service of Ormesa loan

NET CASH FOR BONDS REPAYMENT                28,030    27,819    28,820    30,152    29,632    29,234    21,760    19,953    19,454

DEBT SERVICE
Principal Payments                          11,001    11,943    13,821    16,165    17,271    18,549    13,234    11,890    12,477
Interest Expense                            10,343     9,404     8,366     7,162     5,788     4,317     2,874     1,795       788
Agent & Other Fees                             225       229       232       236       239       243       246       250       254
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

TOTAL DEBT SERVICE                          21,570    21,576    22,420    23,563    23,298    23,108    16,354    13,934    13,519
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio                           1.30      1.29      1.29      1.28      1.27      1.27      1.33      1.43      1.44
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

Less: Subordinated Fees                          0         0         0         0         0         0         0         0         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Coverage Ratio with
Subordination                                 1.30      1.29      1.29      1.28      1.27      1.27      1.33      1.43      1.44
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

                     INCREASED O&M COSTS/DECREASEDARAC RATE
                   Pro-forma Projected Statement of Cash Flow
                            for the Periods Indicated
                            In thousands of dollars

                                            2004      2005      2006      2007      2008      2009      2010      2011
                                           -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   2,649     4,276     9,351     3,401     1,740     3,520     4,336     5,718
Depreciation                                 9,680    12,291    12,291    12,291    12,291    12,291    12,291    12,291
Amortization                                 1,304     1,490     1,490     1,490       791       791       791       791
 Income Tax Payments                            --        --        --        --        --        --        --        --
Change in Receivables                       (1,591)     (761)     (522)      563       203      (121)      (82)      (82)
Change in Payables                             400       301        91        21        76        27        76        36

Change in Prepaid Expenses                    (414)     (113)      (28)       44        28        16        16        15
                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   12,027    17,483    22,674    17,812    15,130    16,525    17,428    18,769
                                           -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)                           --
Equity Contributions                        17,878     2,150
  Uses ol Capital                          (17,878)   (2,150)

Sr. Debt 144A                                 (511)   (6,090)   (9,611)   (8,932)   (7,835)   (9,141)  (10,118)  (11,410)
  UC Loan                                   (3,856)

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    11,789    13,863    23,409    18,722    14,817    16,430    17,218    19,447
Reserve Fund (Payments)                    (12,027)  (15,333)  (22,674)  (17,812)  (15,130)  (16,525)  (17,428)  (18,769)
 Less Capital Investment                    (1,647)       --        --    (1,000)       --        --        --    (1,000)
  Reclamation Fund                             (31)      (31)      (31)      (31)       --        --        --        --
                                           -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             8,243    12,392    16,266    11,259     9,483     9,788     9,601     9,536

                                           -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (5,743)   (9,892)  (13,766)   (8,759)   (6,983)   (7,288)   (7,101)   (7,036)
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------

                                            2012      2013      2014      2015      2016      2017      2018      2019      2020
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Book Pre-tax Income (Loss)                   4,155     5,135     7,216     9,774    10,454    11,549     4,736     8,836     9,516
Depreciation                                12,291    12,291    12,291    12,291    12,291    12,291    12,291     8,862     8,862
Amortization                                   791       791       791       791       791       791       791        --        --
 Income Tax Payments                            --        --    (4,167)   (7,296)   (7,534)   (7,918)   (5,533)   (5,325)   (6,163)
Change in Receivables                          152      (103)     (151)     (178)       (6)      (34)    1,859       981         6
Change in Payables                              57        58        60        61        62        63    (1,138)    (812)        28

Change in Prepaid Expenses                      15        15        14        14        13        13       101        41         0
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash Flow From Operations                   17,462    18,187    16,054    15,457    16,071    16,757    13,107    11,984    12,249
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Debt Funded (Assumed)

Equity Contributions
  Uses ol Capital

Sr. Debt 144A                              (11,001)  (11,943)  (13,821)  (16,165)  (17,271)  (18,549)  (13,234)  (11,890)  (12,477)
  UC Loan

Cash from Financing Activities

Cash Generated During Period

Reserve Fund Withdrawals                    17,460    17,767    15,485    15,592    16,167    20,135    14,319    12,193    18,882
Reserve Fund (Payments)                    (17,462)  (18,187)  (16,054)  (15,457)  (16,071)  (16,757)  (13,107)  (11,984)  (12,249)
 Less Capital Investment                        --        --        --    (1,000)       --        --        --    (1,000)       --
  Reclamation Fund                              --        --        --        --        --        --        --        --        --

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Beginning Cash Balance                       2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

Cash Balance Before Distribution             8,959     8,323     4,163       927     1,396     4,086     3,585     1,803     8,905

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash (Distributions) Calls*                 (6,459)   (5,823)   (1,663)    1,573     1,104    (1,586)   (1,085)      697    (6,405)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending Cash Balance                          2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500     2,500
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

                                                               Offices:
                                                               Boston, MA
                                                               Denver,CO
                                                               Houston, TX
                                                               London,UK
                                                               New york, NY
                                                               Schenectady, NY
                                                               Washington, DC

                              Shaw  Stone & Webster Management Consultants, Inc.

                             8310 South Valley Highway, #250 Englewood, CO 80112
                                           Tele: 303-741-7900  Fax: 303-741-7599